SUPERIOR INDUSTRIES INTERNATIONAL, INC.
ANNUAL REPORT ON FORM 10-K

Exhibit 2.3

SHARE SUBSCRIPTION CUM SHAREHOLDERS' AGREEMENT
BETWEEN
SUPERIOR INDUSTRIES INTERNATIONAL, INC.
AND
SUPERIOR INDUSTRIES INTERNATIONAL CYPRUS LIMITED
AND
Mr. CHANDRA SEKHAR MOVVA
AND
Mr. MANOJ KHAITAN
AND
KUBERA CROSS-BORDER FUND (MAURITIUS) LIMITED
AND
SYNERGIES CASTINGS LIMITED,

DATED THIS 24th DAY OF JUNE 2010

SHARE SUBSCRIPTION CUM SHAREHOLDERS' AGREEMENT
THIS SHARE SUBSCRIPTION CUM SHAREHOLDERS' AGREEMENT (“Agreement”) effective this 24th day of June, 2010 (“Effective Date”), is made BY AND BETWEEN:

1.
SUPERIOR INDUSTRIES INTERNATIONAL, INC., a company duly incorporated and existing under the laws of the State of California with its registered office at 7800 Woodley Avenue, Van Nuys, California 91406-1788 and its wholly-owned and indirect subsidiary, SUPERIOR INDUSTRIES INTERNATIONAL CYPRUS LIMITED, a company duly incorporated and existing under the laws of the Republic of Cyprus with its registered office at 11 Limassol Avenue, Galatariotis Building, 2nd Floor, 2112 Nicosia, Cyprus (hereinafter referred to as “Superior”, which expression shall, unless repugnant to the meaning or context thereof, be deemed to include their successors and permitted assigns) of the FIRST PART; AND

2.
Mr. CHANDRA SEKHAR MOVVA, son of ######################### aged about ## years, presently residing at #################################################################### representing himself and each of the shareholders, which term is defined hereinafter whose names, addresses and other details are listed in Annexure - 1 hereto (hereinafter collectively referred to as the “Promoters” and singly referred to as the “Promoter”, a term that shall mean and include their respective legal representatives, legal heirs, administrators, executors and permitted assigns) of the SECOND PART; AND

3.
Mr. MANOJ KHAITAN, son of ###########################, aged about ## years, presently residing at ######, #############################################################, representing himself and shall include his respective legal representatives, legal heirs, administrators, executors and permitted assigns) of the THIRD PART; AND

4.
KUBERA CROSS-BORDER FUND (MAURITIUS) LIMITED, a company incorporated in Mauritius having its registered office at 5, President John Kennedy Street, Port Louis, Mauritius (hereinafter referred to as “Kubera”, a term that shall mean and include its successors-in-interest, affiliates and assigns) of the FOURTH PART; AND

SYNERGIES CASTINGS LIMITED, a company incorporated under the Indian Companies Act, 1956, having its registered office at Flat No. 4A, Sampathji Apartments, 6-3-855/10/A, Sadaat Manzil, Ameerpet, Hyderabad 500 016, Andhra Pradesh, India and works / corporate office at Plot # 3 and 4, Visakhapatnam Special Economic Zone, Duvvada, Visakhapatnam - 530046, Andhra Pradesh, India (hereinafter referred to as the “Company” or “Syncast”, which expression shall, unless repugnant to the meaning or context thereof, be deemed to include its successors and permitted assigns) of the FIFTH PART; AND
For the purpose of this Agreement, “Party” means Superior, Promoters / Promoter, Kubera or the Company/Syncast, as applicable, and the expression “Parties” means any two or more of them collectively.
WHEREAS:

A.
The Company is engaged in manufacturing and sale of aluminium alloy wheels, chrome plated wheels, other aluminium castings and products and plastic components for the automobile, engineering and other industries. As on the Effective Date, the issued, subscribed and paid-up Share capital of the Company is INR 224,118,460 comprising of 12,891,112 equity shares of INR 10/- each, 4,187,400 redeemable preference shares of INR 10/- each and 5,333,334 compulsorily convertible cumulative preference shares of INR 10/- each. The Company has also issued 1,379,605 Warrants, which upon conversion will yield one equity Share of INR 10/- for each Warrant. The present shareholding of the Company on a Fully Diluted Basis is set out in Annexure 5; and

B.
The Promoters are the legal and beneficial owner of #,###,### equity shares of face value INR 10/- each and ###,### Warrants, which upon conversion will yield one equity share of INR.10/- each, cumulatively representing ##.##% of the issued, subscribed and paid-up equity Share capital of the Company on a Fully Diluted Basis; and

C.
The Other Shareholders are the legal and beneficial owners of #,###,## equity shares of face value INR 10/- each, representing #.##% of the issued, subscribed and paid-up equity Share capital of the Company on a Fully Diluted Basis; and

D.
Kubera is the legal and beneficial owner of #,###,### equity shares of face value INR 10/- each and #,###,### compulsorily convertible cumulative preference shares of face value INR 10/- each, cumulatively representing ##.## % of the issued, subscribed and paid-up equity Share capital of the Company on a Fully Diluted Basis; and

E.
The Parties seek to enter into this Agreement to confirm and record the terms and conditions according to which Superior will subscribe to the fresh equity shares (“Subscription Shares”, as hereinafter defined) of Syncast, and other terms and conditions relating to the shareholding of the Parties in the Company; and

F.
This Agreement shall be in supersession of all or any previous arrangement and / or agreement by and between the Parties inter se and / or with third parties having relevance to this Agreement, including but not limited to the Share Subscription Cum Shareholders' Agreement dated March 30, 2010, and any modification, amendment and restatement thereof.

NOW THEREFORE THIS AGREEMENT WITNESSES AND IN CONSIDERATION OF THE PREMISES, MUTUAL PROMISES, COVENANTS, WARRANTIES SET FORTH HEREINAFTER, IT IS MUTUALLY AGREED AND DECLARED BY AND BETWEEN THE PARTIES AS UNDER:

1.	Definitions

3.1	In this Agreement, except as otherwise provided, capitalised terms shall have the meaning assigned to them herein below:

'Act'	:	The Companies Act, 1956 and any amendment thereto or any other succeeding enactment for the time being in force.
'Action'	:	As set out in Clause 10.1 of Annexure 4.
'Affiliate'	:
In relation to a Party,
being a corporate entity, means any entity, which controls, is controlled by, or is under the common control of such Party. The term 'control' shall mean the beneficial ownership directly or indirectly of more than 50% of the voting securities of such entity or control over the majority of the composition of the Board of Directors or power to direct the management or policies of such entity by contract or otherwise.
Being an individual, means a Relative (as hereinafter defined) or any entity which is controlled by or under the common control of such Relative. The term 'control' shall have the same meaning as stated in sub-clause (a) above.
The Company is specifically excluded from the definition of the term 'Affiliate'.

'Agreed Form'	:
In relation to any document, the form of that document, which has been initialled by the Parties for the purpose of identification by or on behalf of each of the Promoters, Company, Kubera and Superior.

'Agreement'	:
This Share Subscription cum Shareholders' Agreement and shall include any recitals, schedules, annexures, or exhibits that may be annexed to this Agreement now or at a later date and any amendments made to this Agreement by all the Parties in writing.

'Agreement of License'	:
The Agreement of License dated November 3, 2005, executed by and between the Company and SDAL for use of the equipment and facility of SDAL by the Company, including but not limited to any extensions, amendments and restatements thereof.

'Applicable Law'	:
All applicable statutes, enactments, laws, ordinances, by-laws, rules, regulations, guidelines, notifications, notices, and / or judgments, decrees, injunctions, writs or orders of any court, statutory or regulatory or taxation authority, tribunal board or stock exchange in any jurisdiction as may be in force and effect during the subsistence of this Agreement as may be applicable to each of the Parties respectively.

'ARCIL'	:	Asset Reconstruction Company (India) Ltd.
'Articles'	:	The Articles of Association of the Company, as amended from time to time.
'Balance Sheet Date'	:	As set out in Clause 14 of Annexure 4.
'Board'	:	The board of Directors of the Company.

'Business Day'	:	A day on which banks are open for business in U.S.A. and India.
'Business Plan'	:	Shall mean the business plan of the Company approved by Kubera and Superior.
'Company Affiliate'	:	As set out in Clause 10.7 of Annexure 4.
'Company Contracts'	:	As set out in Clause 13.6 of Annexure 4.
'Competitor'	:
Shall mean any Person or undertaking, directly or indirectly, by itself or through any of its group entities, which is in the business of manufacture of alloy wheels for the global or domestic or trading or distribution market.

'Constitutional Documents'	:	As set out in Clause 13.6 of Annexure 4.
'Closing'	:	The actions described in Clause 3.1 below.
'Closing Dates'	:	The dates specified in Clause 3.1 below.
'Deed of Adherence'	:	The deed in the form annexed hereto as Annexure 3 to be signed by any third party who becomes a Shareholder in the Company.
'Director'	:	A Director of the Company for the time being duly appointed to the Board.
'EBITDA'	:	Shall mean Profit Before Depreciation, Interest, and Taxes (PBDIT) as identified as a line item in the Company's business plan minus “lease rentals”.
'Equity Settlement of SDAL Shares'		Shall mean the Company entering into definitive share purchase agreements with at least 90% of the current shareholders of SDAL.
'Encumbrances' or 'Encumber'	:
Shall mean and include any mortgage, pledge, equitable interest, prior assignment, conditional sales contract, hypothecation, right of other Persons, claim, security interest, beneficial interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge, commitment, restriction or limitation of any nature whatsoever, including restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

'Financial Statement'	:	As set out in Clause 5 of Annexure 4.
'Financial Year'	:	Means the period ending March 31 in each calendar year, and beginning April 1 in each calendar year or as may be changed by the Parties by mutual consent.
'FYE'	:	Means the end of any given Financial Year
'Force Majeure'	:	Means any event or circumstance beyond the reasonable control of the Parties such as war, terrorism, flood, earthquake or any other act of God.
'Fully Diluted Basis'	:
The total of all classes and series of Shares (including existing, issued and subscribed) outstanding combined with all options (including both issued, un-issued and employee stock option Shares, if any), warrants (including both issued and un-issued) and convertible securities of all kinds and the effect of any anti-dilution protection regarding previous financings, all on an “as if converted” basis.

'GAAP'	:	Generally Accepted Accounting Principles
'Government Authority'	:
means (a) any government authority, statutory authority, government department, agency, commission, board, tribunal or court or other law, rule or regulation making entity having or purporting to have jurisdiction or (b) any agency or instrumentality of any of the authorities referred to in Clause (a); or (c) any regulatory or administrative authority, body or other organization having jurisdiction, to the extent that the rules, regulations, standards, requirements, procedures or orders of such authority, body or other organization have the force of Applicable Law; or (d) any court or tribunal having jurisdiction.

'Government Entity'	:	As set out in Clause 10.7 of Annexure 4.
'Government Official'	:	As set out in Clause 10.7 of Annexure 4.

'Holding Companies'	:	The meaning prescribed to the term in Section 4 of the Act.
'INR'	:	Shall mean Indian Rupees.
'Key Managerial Personnel'	:
Shall mean jointly and severally the following persons:
Mr. Chandra Sekhar Movva (President),
Mr. Manoj Khaitan (Chief Financial Officer),
Mr. B.S.N Raju (General Manager, Production and Product Development and Wholetime Director);
Mr. Nayan Chirala (General Manager - Operations; COO, US Operations and Wholetime Director)

'Licenses'	:	As set out in Clause 13.2 of Annexure 4.
'Liquidity Event'	:
Each of the following shall be considered to be a 'Liquidity Event':
liquidation, dissolution or winding-up of the Company ;
consolidation, reorganisation, merger, amalgamation, acquisition, public offer or a transaction or series of transactions as a result of which there is a change of control of the Company (i.e. if the Shareholders immediately preceding such transaction own, following such transaction, less than 50% of the voting securities of the Company or the surviving entity); or
sale, lease, license or other transfer of all or substantially all that is, 50% or more the Company's assets or any transaction similar to (a), (b), (c) above.

'Material Adverse Effect'	:
Any change or effect, the consequence of which is, will or is likely to adversely affect (i) the assets, clients, business, properties, liabilities, financial condition, results or operations or prospects of the Company, (ii) demand for the Company's services or products, (iii) the ability of any Party to perform its obligations under this Agreement, (iv) the validity or enforceability of this Agreement or of the rights or remedies of Superior and / or Kubera, or (v) the status and validity of any intellectual property or contracts required for the Company to carry on its business.

'Memorandum'	:	The memorandum of association of the Company, as amended from time to time.
'Other Shareholders'		Shall mean each of the Shareholders whose names, addresses and other details are listed in Annexure 2 hereto.
'Payment Schedule'	:	As defined in Clause 3.1 below.
'Person'	:
Any individual, sole proprietor, unincorporated association, unincorporated organization, body corporate, company, corporation, partnership, limited liability company, joint venture, Government Authority or trust or any other entity or organization.

'Principal Business'	:
The business of the Company which shall inter alia mean the manufacturing and sale of aluminium alloy wheels, chrome plated wheels, other aluminium castings and products and plastic components for the automobile, engineering and other industries and such other businesses as may be carried on by the Company from time to time, in accordance with its Memorandum and Articles.

'Relative'	:	Shall have the meaning specified in Section 6 of the Act.
'Restated Articles'	:	Means the Articles amended to incorporate and reflect the provisions of this Agreement to the extent permitted by the Act.
'Representations and Warranties'	:
The representations and warranties provided jointly and severally by the Company, the Promoters, Other Shareholders, to Kubera and Superior, as contained in this Agreement, including Annexure 4 hereof.

'SDAL'	:	Shall mean Synergies Dooray Automotive Limited.
'Shareholders'	:
Collectively, Superior, Promoters, Other Shareholders, Kubera, and such other Persons as may become parties to this Agreement as Shareholders of the Company by executing the Deed of Adherence and the term 'Shareholder' means any one of such Persons individually.

'Shares'	:	Means all classes of Shares of the Company.
'Subscription Consideration'	:
Shall mean a sum of USD 9.5 million to be paid as per the Payment Schedule set out in Clause 3.1 below and in accordance with other terms and conditions as set out in this Agreement, including but not limited to Clause 5.3 below.

'Subscription Shares'	:	Shall mean the 6,587,900 (Six Million Five Hundred Eighty Seven Thousand Nine Hundred) equity shares of the Company acquired by Superior in terms of the Payment Schedule set out in Clause 3.1 below.
'Total Investment Amount'	:	Shall be a sum of USD 9.5 million or such sum determined in accordance with other terms and conditions as set out in this Agreement, including but not limited to Clause 5.3 below.
'Total Investment Amount of Kubera'		Shall be a rupee equivalent of USD 21,308,670 (USD Twenty One Million Three Hundred and Eight Thousand Six Hundred and Seventy).
'Warrants'	:	Shall mean the warrants issued by the Company, more fully set out in Annexure 5.
'USD'	:	Shall mean United States Dollars.

2.	Interpretation
In this Agreement, unless the context otherwise requires, the following rules apply:

2.1
The terms referred to in this Agreement, unless defined otherwise or unless inconsistent with the context or meaning thereof, shall bear the same meaning as defined under the relevant statute/legislation.

2.2	All references in this Agreement to statutory provisions shall be construed as meaning and including references to:

2.2.1	any statutory modification, consolidation or re-enactment (whether before or after the date of this Agreement) for the time being in force;

2.2.2	all statutory instruments or orders made pursuant to a statutory provision; and

2.2.3	any statutory provision of which these statutory provisions are a consolidation, re-enactment or modification.

2.3	Words denoting the singular shall include the plural and words denoting any gender shall include all genders.

2.4	References to recitals, clauses, annexures or schedules are, unless the context otherwise requires, to recitals to, clauses of or annexures to or schedules to this Agreement.

2.5
Any reference to 'writing' includes printing, typing, lithography, and other means of reproducing words in visible form. All approvals and / or consents to be granted by the Parties under this Agreement shall be deemed to mean approvals and / or consents in writing.

2.6	The terms 'include' and 'including' shall mean 'include/including without limitation'.

2.7	The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

2.8
This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.

3.	Transaction

3.1	Superior shall subscribe to the Subscription Shares and pay the consideration thereof as per the payment schedule

(“Payment Schedule”) set out below:

3.1.1
Tranche 1: Payment of USD 2.5 million ("First Tranche Payment") to be made by Superior on or before June 30, 2010 (“First Closing Date”) through wire transfer to the account of the Company for subscription of 1,733,658 equity shares of INR 10 each ("Tranche 1 Shares"), subject however, to compliance of Conditions Precedent set out herein for subscription of Tranche 1 Shares.

3.1.2
Tranche 2 A: Payment of USD 1 million ("Second A Tranche Payment") to be made by Superior for subscription of 693,463 equity shares of INR 10 each ("Tranche 2 A Shares"), subject however, to compliance of Conditions Precedent set out herein for subscription of Tranche 2A Shares. The Second A Tranche Payment is to be made at the time of Equity Settlement of SDAL Shares, which shall be no later than December 3, 2010, or such extended date not later than December 17, 2010, as may be agreed to by all the Parties (“Second A Closing Date”).

3.1.3
Tranche 2 B: Payment of USD 4 million ("Second B Tranche Payment") to be made by Superior for subscription of 2,773,853 equity shares of INR 10 each ("Tranche 2 B Shares"), subject however, to compliance of Conditions Precedent set out herein for subscription of Tranche 2B Shares. The Second B Tranche Payment is to be made at the time of full settlement of debts relating to ARCIL by SDAL, which shall be no later than December 3, 2010, or such extended date not later than December 17, 2010, as may be agreed to by all the Parties (“Second B Closing Date”).

3.1.4
Tranche 3: Payment of USD 2.0 million ("Third Tranche Payment") to be made on or before December 17, 2010 (“Third Closing Date”), through wire transfer to the account of the Company for subscription of 1,386,926 equity shares of INR 10 each ("Tranche 3 Shares"), subject however, to compliance of Conditions Precedent set out herein for subscription of Tranche 3 Shares.

3.2
Upon subscription of all the Subscription Shares upon payments in accordance with the Payment Schedule and subject to what is set out in this Agreement, Superior shall at least hold 26% of the total issued and paid up Share capital of Syncast.

3.3
The total contribution by Superior for Subscription Shares shall be USD 9.5 million in accordance with the Payment Schedule and other terms and conditions as set out in this Agreement, including but not limited to Clause 5.3 below.

3.4
For avoidance of doubts, it is clarified that in the event the First Tranche Payment from Superior is not received upon compliance of all Conditions Precedent or such mutually agreed date of extension, the previous Shareholders Agreement dated March 30, 2010 between inter alia, Kubera, the Promoters and Other Shareholders shall be revived and this Agreement shall have no effect.

3.5
For avoidance of doubt it is hereby clarified that if all the conditions precedent as set out in this Agreement are satisfied and Superior does not make the relevant tranche payment(s) in accordance with the Payment Schedule, Superior shall be considered to be in material breach of this Agreement.

4.	Conditions Precedent

4.1	The Parties agree that the obligation of Superior to subscribe to each tranche of the Subscription Shares is conditional upon the fulfillment of the following conditions in respect of each tranche:

4.1.1	Conditions Precedent to Tranche 1

(a)	Approval of this Agreement by the Board of the respective Parties and individuals, as applicable, on or before the First Closing Date.

(b)	Approval and execution of any other agreements ancillary and / or incidental to the present Agreement by the Board of the respective Parties on or before the First Closing Date.

(c)
The Company will nominate a local independent chartered accountant to complete the required valuation for subscription of Tranche 1 Shares by Superior, which shall be compliant with Indian exchange control regulations.

(d)	The Company will provide results of an audit conducted by an independent company secretary to Superior and Kubera.

(e)	The Company to furnish FYE 2010 unaudited Financial Statements to Superior.

(f)
Approved quarterly Business Plan for the Financial Year 2010-2011, including target EBITDA of USD 3.751 million for eight month period ending on November 30, 2010. “Target EBITDA” is based on an assumed aluminum plus alloying price of USD 2,200 per metric ton (which includes USD 2,000 per metric ton of aluminum, and USD 200 of alloy premium) and an exchange rate of INR to USD of 45.  The target EBITDA shall be revised to reflect the “effective aluminum price” and the “effective dollar exchange rate.”  The “effective aluminum price” for a given quarter is the actual average London Metal Exchange (“LME”) price of aluminium plus alloy of the previous quarter.  Similarly, the “effective dollar exchange rate” is the actual average INR to USD exchange rate of the same quarter.

(g)
The EBITDA for a given quarter is calculated by updating the “effective aluminum price” and the “effective dollar exchange rate” in the Business Plan provided as part of the Conditions Precedent to Tranche 1.  The EBITDA's for each of the 3 quarters will be derived separately. The “target EBITDA” is the sum of the EBITDA for the first and second quarters of fiscal year 2011, plus two-thirds of EBITDA for fiscal Q3 of 2011; this will define the “Target EBITDA” for the eight month period ending November 30, 2010.  Against this, the actual EBITDA will be benchmarked and compared.

(h)
The Board of Directors and Shareholders of the Company will pass necessary resolutions at Board meeting and extraordinary general meeting, respectively, approving and authorizing the allotment of the Tranche 1 Shares to Superior.

(i)
The Company, the Promoters, Other Shareholders and Kubera will provide Superior with a certificate to the effect that the Representations and Warranties made by the Company, the Promoters, Other Shareholders and Kubera are true and correct and complete when made, and are true and correct and complete as of the respective Closing Dates, with the same force and effect as if they had been made on and as of such date. For avoidance of doubt, it is hereby clarified that Kubera shall not be required to provide any Representation and Warranty other than as set out in Clause 8.3.

(j)
The Company to provide Superior and Kubera with a letter signifying release of security, release of pledge of Promoters Shares and 'No dues Certificate' issued by the creditors in relation to settlement of dues in relation to the Settlement Agreement dated February 3, 2010 between the Company, the Promoters, JP Morgan Chase Bank, National Association and JP Morgan Special Situations (Mauritius) Limited.

(k)	The Company to provide Superior a copy of no objection /express permission obtained from majority lenders of SDAL for licensing of its facilities to Syncast.

(l)	SDAL shall inform the BIFR regarding the licensing of SDAL's production facilities to Syncast.

(m)	The Company will obtain written no objection from all the lenders of the Company for the transaction as contemplated in this Agreement.

(n)
A confirmation in writing from Kubera, Promoters and Other Shareholders that either they do not have any pre-emptive right to acquire or subscribe to any Shares of the Company, or where a Shareholder has such a pre-emptive right, a confirmation from such Shareholder that it has waived such pre-emptive or other similar rights with respect to any Share issuance to be effected in connection herewith.

4.1.2	Conditions Precedent to Tranche 2A

(a)	Equity Settlement of SDAL Shares post First Closing Date and before Third Closing Date.

(b)
The Board of Directors and Shareholders of the Company will pass necessary resolutions at Board meeting and extraordinary general meeting, respectively, approving and authorizing the allotment of Tranche 2 A Shares to Superior.

(c)
The Company will nominate a local independent chartered accountant to complete the required valuation for subscription of Tranche 2A Shares by Superior, which shall be compliant with Indian exchange control regulations.

(d)
Payment will be released by Superior (subsequent to Equity Settlement of SDAL Shares) into a separate Syncast bank account wherein one mandatory signatory will be appointed by Superior for the limited purpose of release of the funds.

(e)
The Company will provide Superior a copy of the Board-approved FYE 2010 Audited Financial Statements of the Company, provided there is no material difference between the unaudited and Audited Financial Statements. For purposes of this Clause and Clause 4.1.3(e), “material” shall mean greater than a 10% difference for revenue, cost of production, PBDIT (Profit Before Depreciation, Interest, and Taxes), and PAT (Profit After Taxes) between the audited and unaudited financial statements.

(f)	The Company to provide Superior a copy of the permission obtained from the Development Commissioner for licensing SDAL's production facilities to Syncast.

(g)	The Company shall obtain the permission of the Development Commissioner for the proposed investment by Superior.

(h)	The Company shall, at the meeting of the Board of Directors of the Company held as per the above sub-clause, resolve to:

i.)	approve of and adopt the Restated Articles (being in Agreed Form) subject to the consent of Shareholders of the Company at a general meeting;

ii.)	amend the Articles to reflect the Liquidation Preference as contemplated in the succeeding clause of this Agreement;

iii.)	convene an extraordinary general meeting of the Shareholders of the Company to consider and adopt the Restated Articles.

(i)	Based on recommendations of an independent company secretary, the Company will provide evidence of corrective corporate and regulatory filings.

4.1.3	Conditions Precedent to Tranche 2B

(a)	Settlement of debts relating to ARCIL by SDAL post First Closing Date and before Third Closing Date and execution of settlement agreements.

(b)	The Board of Directors and Shareholders of the Company will pass necessary resolutions at Board meeting and extraordinary general meeting, respectively, approving and authorizing the allotment of Tranche 2B Shares to Superior.

(c)
The Company will nominate a local independent chartered accountant to complete the required valuation for subscription of Tranche 2B Shares by Superior, which shall be compliant with Indian exchange control regulations.

(d)
Payment will be released by Superior (subsequent to receipt of a concluded settlement agreement with ARCIL) into a separate Syncast bank account wherein one mandatory signatory will be appointed by Superior for the limited purpose of release of the funds.

(e)
The Company will provide Superior a copy of the Board-approved FYE 2010 Audited Financial Statements of the Company, provided there is no material difference between the unaudited and Audited Financial Statements.

(f)	If Tranche 2B precedes Tranche 2A, conditions precedent under Clause 4.1.2 (f), (g), and (i) shall need compliance.

4.1.4	Conditions Precedent to Tranche 3

(a)	Second A Tranche Payment and Second B Tranche Payment has been made, unless the Parties have mutually agreed otherwise.

(b)
EBITDA target of 80% has been met based on the approved monthly Business Plan submitted by Syncast for Financial Year 2010-2011, when compared to the unaudited profit and loss account, balance sheet statement as per Indian GAAP for eight month period ending on November 30, 2010, subject to a limited review of the profit and loss account being conducted by either Rahul Gautam Divan and Associates or the statutory auditor of the Company, as decided by Superior.

(c)
The Board of Directors and Shareholders of the Company will pass necessary resolutions at Board meeting and extraordinary general meeting, respectively, approving and authorizing the allotment of the Tranche 3 Shares to Superior.

(d)
The Company will nominate a local independent chartered accountant to complete the required valuation for subscription of Tranche 3 Shares by Superior, which shall be compliant with Indian exchange control regulations.

4.1.5	Condition Subsequent Applicable to all Tranches

(a)	The Company shall, within 15 Business Days of the respective closing dates :

i.)
File within 15 (fifteen) Business Days of convening of the extraordinary general meeting, whenever convened, E-Form No. 23 of the Companies (Central Government's) General Rules and Forms, 1956 with respect to the special resolution passed by the Shareholders of the Company adopting the Restated Articles and deliver copies thereof to Superior;

ii.)
File E-Form No. 2 of the Companies (Central Government's) General Rules and Forms, 1956 with respect to the Subscription Shares (allotted in that particular tranche) issued and allotted to Superior and deliver copies thereof to Superior;

iii.)	File Form FC (GPR) with respect to the Subscription Shares (allotted in that particular tranche) issued and allotted to Superior and deliver copies thereof to Superior;

iv.)	Inform the Reserve Bank of India of the receipt of the Subscription Consideration (received in that particular tranche) and deliver a copy of the letter to Superior;

v.)	Have Superior's name entered in the Register of Members of the Company along with the shareholding related details with regard to the respective Subscription Shares (allotted in that particular tranche) to be issued and allotted to Superior; and

vi.)	Deliver the original duly stamped share certificates for the Subscription Shares (allotted in that particular tranche) to Superior.

4.2
The Company shall appoint Superior's and Kubera's Directors within 15 (fifteen) Business Days of such nomination from Superior or Kubera (as the case may be), and shall thereafter file E-Form No. 32 of the Companies (Central Government's) General Rules and Forms, 1956 with respect to the appointment of the Director nominated by Superior or Kubera (as the case may be) within 15 (fifteen) Business Days and deliver copies thereof to Superior or Kubera (as the case may be).

4.3
Upon fulfillment of the Conditions Precedent of a particular tranche, Superior shall notify the Company of the same and shall require the Company to issue and allot the Subscription Shares (with respect to a particular tranche) to Superior in accordance with Clause 3 of this Agreement.

4.4
The Company shall then forthwith proceed to issue and allot the Subscription Shares (allotted in that particular tranche) to Superior in accordance with the said notice and in accordance with Clause 3 of this Agreement.

4.5
If any of the Conditions Precedent mentioned in Clause 4 are not fulfilled or satisfied or not expressly waived by Superior or in the event the Subscription Shares are not issued and allotted to Superior, as a result of a material misrepresentation by the Company and / or the Promoters, Superior shall have the right to terminate this Agreement by giving a written notice in this regard to the Company, the Promoters, and Superior shall be entitled to claim all reasonable expenses (including the accounting, legal, consulting, investment banking fees, diligence fees and out of pocket expenses reasonably incurred in connection with the transaction) from the Company and/or the Promoters. For any other reason whatsoever, the Promoters and Superior shall bear their separate costs and expenses.

4.6	The Parties undertake to use all reasonable endeavours for the Conditions Precedent to be satisfied as soon as possible.

5.	Effect of Non-compliance with Conditions Precedent

5.1
Tranche 1 - If Conditions Precedent to First Tranche Payment is not satisfied on or before June 30, 2010, that is the First Closing Date, this Agreement shall terminate, unless the Parties mutually agree in writing to extend the date.

5.2
Tranche 2A or Tranche 2B - Post First Tranche Payment, Promoters and the Company shall be under an obligation to effect the Equity Settlement of SDAL Shares and settle the debts of (i) ARCIL (mandatorily) and (ii) to the extent possible of EXIM Bank, before December 3, 2010, that is the Second A Closing Date or Second B Closing Date (as the case may be). In case the Company is unable to effect/settle the foregoing on or before December 3, 2010 or such extended date as may be agreed by all the Parties, the Company, upon receipt of a notice from Superior within 30 days of such failure to effect/settle the forgoing ("Superior Notice"), commence, on a reasonable efforts basis, search for a third party purchaser to cause Tranche 1 Shares to be acquired within 3 months from the date of the Superior Notice ("Acquirer Period"). If the Company fails to cause Tranche 1 Shares to be acquired within the Acquirer Period, the Company shall on a reasonable efforts basis buy back such Shares within 3 months of expiry of Acquirer Period ("Company Period") and failing which the Promoters and Other Shareholders shall buy such Shares within 3 months of expiry of the Company Period. Subject to Applicable Law, in all three cases mentioned above, Superior shall be paid a price in USD that is not less than the amount Superior paid for such Tranche 3 Shares. It is clarified that failure of the Company to get a third party acquirer to purchase the Tranche 1 Shares within the Acquirer Period or the inability of the Company to buy back the Tranche 1 within the Company Period shall not be a material breach by the Company entitling Superior to seek any remedy for such failure/inability, as mentioned in this Agreement. For avoidance of doubts, it is clarified that, the exception to the material breach for the reason stated above, shall not apply to the Promoters

5.3
In case the EBITDA test of 80% target is not complied for subscription of Tranche 3 Shares, subject to Applicable Law, it would result in a reduction in the monetary amount payable by Superior, whilst maintaining the 26 % shareholding in Syncast on completion of Third Tranche Payment. For avoidance of doubt, it is clarified that the reduction in monetary compensation would be computed as under:

(Percentage of EBITDA achieved divided by 80%) X USD 2 million
For example, if the Company achieves 70% of the original targeted EBITDA, the monetary compensation will be reduced as follows: 70%/80% X USD2.0 million = USD 1.75 million

6.	Conditions Subsequent

6.1
It is the intention of the Parties that the Company and SDAL shall be merged as per procedure laid down under the Act and other legislations to the extent applicable with Company being the surviving entity.

6.2
If the Applicable Law permits, Superior may cause buy back/transfer of the entire shareholding of Superior by the third party purchaser/Company/Promoters in case the merger process is not completed on or before October 31, 2011 or such other extended date as may be agreed between the Parties in writing, in accordance with Clause 6.3.

6.3
The Company shall, upon receipt of notice from Superior ("Merger Failure Notice") within 3 months of such failure to complete the merger in accordance with Clause 6.2 above, on a reasonable efforts basis commence search for a third party purchaser to cause all of the equity shares subscribed by Superior to be acquired within 3 months from October 31, 2011 or such other extended date as may be agreed between the Parties to complete the merger ("Merger Failure Period"). If the Company fails to cause all of the equity shares subscribed by Superior to be acquired within the Merger Failure Period, the Company shall on a reasonable efforts basis buy back such equity shares subscribed by Superior within 3 months of the expiry of the Merger Failure Period ("Company Purchase Period") and failing which the Promoters shall within 3 months of the expiry of the Company Purchase Period purchase all the equity shares owned by Superior. For avoidance of doubts, it is clarified that subject to compliance of exchange control regulations, the right of Superior to sell the entire shareholding to the Parties mentioned above or buy back of equity shares by the Company shall be at a price in USD not less than the amount paid for such equity shares. It is clarified that failure of the Company to get a third party acquirer to purchase the equity shares of Superior within the Merger Failure Period or the inability of the Company to buy back the equity shares within the Company Purchase Period shall not be a material breach by the Company entitling Superior to seek any remedy for such failure/inability, as mentioned in this Agreement. For avoidance of doubts, it is clarified that, the exception to the material breach for the reason stated above, shall not apply to the Promoters.

6.4
The Parties recognize that it is their intention for Superior to hold on a Fully Diluted Basis at least 26% in the paid up capital of the merged entity. It is also the intention of the Parties that the Promoters will hold at least 25% until the Company Shares are offered in an initial public offering or Superior, Kubera and the Promoters agree otherwise. Except exercise of Warrants by the Warrant holders, the thresholds for the Company and Superior may be impacted on fresh issue of Shares, Warrants and Options or any other instrument converted into Shares.

6.5
The Parties agree to provide anti-dilution rights to Superior and Kubera that will protect Superior and Kubera from the issuance of Shares, Warrants or options in connection with the proposed transaction or the merger of SDAL with the Company.

7.	Effect of Non-Compliance with Conditions Subsequent

7.1
If any of the conditions subsequent mentioned in Clause 6 are not fulfilled or satisfied within the time period specified therein, the same shall be construed to be a material breach of the provisions of this Agreement, and the same shall entitle Superior at its sole discretion, to terminate this Agreement with prior notice to the Company, the Promoters and Kubera.

8.	Representations and Warranties

8.1
The Parties hereby jointly and severally make each of the Representations and Warranties and Superior has agreed to subscribe the Subscription Shares relying upon these Representations and Warranties. The Parties, jointly and severally, hereby represent and warrant that, as of the date hereof and as of the Closing Dates, the statements in Clause 8.2 and Annexure 4 are all true, correct and complete. Notwithstanding anything to the contrary contained in this Agreement, Kubera shall not be required to provide any Representation and Warranty other than as set out in Clause 8.3 of this Agreement. The Parties jointly and severally represent and warrant that the Representations and Warranties made in this Agreement are true, correct and complete.

8.2	By Promoters and Other Shareholders:

8.2.1	He/she has the power and capacity to execute and deliver this Agreement and enter into the transactions contemplated herein;

8.2.2
This Agreement has been duly executed by him/her and upon execution and delivery, will be a legal, valid and binding obligation of the Promoters and Other Shareholders enforceable in accordance with its terms;

8.2.3
The execution and delivery of this Agreement by the Promoters and Other Shareholders, and the promises, agreements or undertakings of the Promoters and Other Shareholders under this Agreement do not violate any law, rule, regulation or order applicable to them or violate or contravene the provisions of or constitute a default under any documents, contracts, agreements or any other instruments to which the Promoters and Other Shareholders are a party or which are applicable to the Promoters and Other Shareholders;

8.2.4
There are no existing or potential outstanding legal issues against the Promoters and Other Shareholders, and / or the Company, in respect of any specific arrangements or obligations relating to their previous employment, or otherwise;

8.2.5
Except as previously disclosed to Superior and Kubera in the Financial Statements FYE March 2009, there has been no related party transactions subsisting between the Company and the Promoters and Other Shareholders, and / or any Affiliates of the Promoters and Other Shareholders as of the date of execution of this Agreement, and the Promoters and Other Shareholders, and / or their Affiliates, shall not enter into any transactions in excess of INR 5,000,000 in any Financial Year in the future except with the prior written approval of Superior and Kubera;

8.2.6
The Promoters and Other Shareholders covenant that during the period of this Agreement and up to the Third Closing Date, the Promoters and Other Shareholders shall cause the Company to conduct its business in the usual, regular and ordinary course in substantially the same manner as conducted till the present date. The Promoters, Other Shareholders and the Company shall promptly notify Superior and / or Kubera of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company that arises during the period from the date hereof; and

8.2.7
The Promoters and Other Shareholders, jointly and severally, covenant with Superior and / or Kubera that they shall vote all the Shares directly or indirectly held by it to ensure that all relevant provisions of this Agreement to the extent required are incorporated in the Memorandum and Articles of the Company and its obligations hereunder are duly and validly performed.

8.3	By Kubera:

8.3.1	It is carrying on its business and affairs in accordance with its constituent documents;

8.3.2	It has the power and authority to execute and deliver this Agreement;

8.3.3	The execution and delivery of this Agreement has been duly authorised;

8.3.4	Upon execution and delivery of this Agreement, it will be a legal, valid and binding obligation of Kubera, enforceable in accordance with its terms;

8.3.5
To the best of its knowledge, the execution and delivery of this Agreement by Kubera and promises, agreements or undertakings of Kubera under this Agreement do not violate any law, rule, regulation or order applicable to it or violate or contravene the provisions of or constitute a default under any documents, contracts, agreements or any other instruments to which it is a party or which is applicable to it.

8.4	By Superior:

8.4.1	It is carrying on its business and affairs in accordance with its constituent documents;

8.4.2	It has the power and authority to execute and deliver this Agreement;

8.4.3	The execution and delivery of this Agreement has been duly authorised and approved by the Board of Superior;

8.4.4
This Agreement has been duly authorised, executed and delivered by Superior and upon such execution and delivery will be a legal, valid and binding obligation of Superior enforceable in accordance with its terms; and

8.4.5
To the best of its knowledge, the execution and delivery of this Agreement by Superior and promises, agreements or undertakings of Superior under this Agreement do not violate any law, rule, regulation or order applicable to it or violate or contravene the provisions of or constitute a default under any documents, contracts, agreements or any other instruments to which it is a party or which is applicable to it.

8.5
The Representations and Warranties are given as at the date of this Agreement and the Closing Dates except that where a Representation and Warranty is expressed to be made as at another date, the Representation and Warranty is given with respect to that date only.

8.6	Each Representation and Warranty is to be construed independently of the others and is not limited by reference to any other Representation and / or Warranty.

8.7
None of the Representations and Warranties or statements contained in this Agreement contain any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such Representations and Warranties or statements not misleading.

8.8	It shall not be a defence to any claim that the Parties ought to have known or had knowledge of any information relating to the circumstances giving rise to such claim.

8.9
The rights and remedies of Superior in respect of any breach or default of the Company's and / or the Promoters' Representations and Warranties shall not be affected because of any investigation into the business and affairs of the Company including any legal, financial and / or technical due diligence of evaluation, made or conducted by Superior or any other person acting on its behalf, prior to the execution of this Agreement or at any time after the date hereof.

8.10
The Promoters and the Company are aware that Superior has entered into this Agreement and that Superior has agreed to subscribe to the Subscription Shares and acquire the Subscription Shares on the basis of the Representations and Warranties and other statements and covenants contained herein and / or otherwise made to Superior.

8.11
Subject to Clause 3.4, the Parties expressly agree that this Agreement shall be in supersession of all or any previous arrangement and / or agreement by and between the Parties inter se and / or with third parties having relevance to this Agreement, including but not limited to the Shareholders' Agreement dated March 30, 2010, and any modification thereof.

9.	Covenants
The Parties covenant to each other as follows:

9.1	By Promoters and Other Shareholders

9.1.1	The Promoters and Other Shareholders hereby covenant that they shall cause the Company to provide:

(a)	Audited financial statements of the Company as per Indian GAAP within 120 days from the end of March 31, 2010 to Superior and Kubera.

(b)	Unaudited profit and loss account, balance sheet and cash flow statement as per Indian GAAP for 8 months period ending on November 30, 2010 by December 7, 2010 to Superior and Kubera.

(c)
Business Plan for the next 3 years by June 25, 2010 (including quarterly EBITDA for 2010-11) to Kubera and Superior, which would enable Superior to assess that EBITDA target of 80% has been met when comparing the unaudited profit and loss account, balance sheet statement as per Indian GAAP for 8 months period ending on November 30, 2010.

9.1.2
The Promoters and Other Shareholders (as detailed in Annexure 1 and 2 respectively) shall cumulatively maintain shareholding of at least 24.2% of the issued and paid up capital on a Fully Diluted Basis, post subscription of Subscription Shares, including Warrants.

9.1.3	The Promoters and Other Shareholders shall negotiate with the lending institutions for Equity Settlement of SDAL Shares and settlement of debts of SDAL from ARCIL and EXIM.

9.1.4	The Promoters and Other Shareholders shall negotiate and finalize terms of the merger of SDAL with the Company in accordance with the requirements of the Act and other Applicable Laws.

9.2	By Kubera

9.2.1	Kubera hereby covenants that it shall not elect to exercise rights to enforce an initial public offering in accordance with Clause 10.2 prior to January 1, 2012. .

9.2.2	Incentive for Promoters
The Promoters shall be entitled to a share in the proceeds to Kubera from the sale of its preference shares and its equity shares in the Company, if Kubera achieves a minimum realized (cash on cash) internal rate of return of 25% on Total Investment Amount of Kubera. The Promoters' share shall consist of 30% of the realized proceeds to Kubera over and above the base IRR of 25%. The IRR will be calculated with respect to the Shares sold at any point in time and with reference to the cost base of such Shares sold. The Promoters shall be paid at the point of each sale. Subject to Applicable Law, Kubera shall transfer, as a liquidity incentive, such Shares of the Company to the Promoters, at zero cost, such that the Promoters receive their equivalent share of the realized proceeds. An illustration of the Liquidity based incentive is provided in Annexure 6.

9.3	By Superior

9.3.1	Superior covenants to nominate a Board member on or after January 1, 2011.

9.3.2
Superior further covenants that prior to 2011, all decisions of the Promoters and the Other Shareholders relating to operations and management of the Company after the execution of this Agreement shall be final and binding on Superior.

9.4	Additional Covenants

9.4.1	Business of the Company

The Company shall not carry on any other business except with the prior written consent of Superior and Kubera. The Promoters and Other Shareholders shall assist the Company in the procurement of necessary licenses, consents, approvals, financing and guarantees necessary for the operations of the Company.

9.4.2	Insurance
The Company shall within 90 days of signing of this Agreement, obtain a Directors' and Officers' Liability Insurance for all the Directors with a reasonable coverage limit. Further, so long as Superior and /or Kubera (as the case may be) have more than 5% holding in the Company, the Company undertakes and agrees to maintain the Directors' and Officers' Liability Insurance for all the Directors with a coverage limit reasonably acceptable to the Board.
The Company shall maintain a system of accounting adequate to identify its material assets, liabilities and transactions and to permit the preparation of financial statements in accordance with Indian GAAP.

9.4.3	Lien
The Company shall maintain good title to all freehold fixed assets of the Company respectively, free and clear of any lien and / or encumbrances except with the prior written approval of Superior and Kubera.

9.4.4	Role in Management
Notwithstanding anything to the contrary contained in the Agreement or any other agreement or understanding between the Parties, each of the Key Managerial Personnel undertake that, unless unanimously determined otherwise by the Board, they are employees of the Company and that they shall continue to be employed and play an active role in the management of the Company on a day-to-day basis and support the Principal Business for a period of at least 3 years from the date of this Agreement.

9.4.5	Promoter Status
Neither the Company nor the Promoters nor the Other Shareholders shall take any action which would cause Superior or Kubera to be a deemed promoter of the Company under any Applicable Law and each of the Company, the Promoters and Other Shareholders shall cooperate in good faith at the request of Superior or Kubera to prevent Superior or Kubera, as the case may be, from being deemed to be a promoter of the Company under any Applicable Law. Without prejudice to the generality of the above, the Company shall not name Superior or Kubera as its promoter or person acting in concert with a promoter in any document for offer of securities to the public or existing Shareholders or in the shareholding pattern disclosed by the Company under the provisions of any Applicable Law.

9.4.6	License of Equipment and Facility from SDAL
The Company shall ensure that it continues to have the right, in terms of the Agreement of License dated March 12, 2009, to use the equipment and facility owned by SDAL, and the Company, the Promoters, and Other Shareholders undertake and agree that they shall not do anything or do anything, that would result in the annulment or cancellation of the Agreement of License dated March 12, 2009 without the affirmative consent of Superior and / or Kubera, as the case may be.

10.	Exit

10.1	Subject to Clause 14 (Right of First Offer) Kubera shall be free to sell their Shares in the Company at any time in a form and fashion consistent with the respective objectives of Kubera and at the option of Kubera.

10.2
The Promoters and Other Shareholder shall ensure, and Superior shall not object, to provide an exit option to Kubera, by listing the equity Shares at the request of Kubera (either through fresh issuance or through an offer for sale) of the Company on the New York Stock Exchange, the NASDAQ national market, the London Stock Exchange, the National Stock Exchange (India), the Bombay Stock Exchange, or any other leading stock exchange, on or after January 1, 2012 but not later than March 31, 2012, or such other date as mutually agreed between the Parties on such terms as may be mutually agreed between the Parties. The Company shall bear all costs and expenses in connection with such listing except for the underwriting fees and selling commissions on secondary sale which shall be borne by the selling Shareholder.

10.3
To the extent permitted by Applicable Law, in the event Kubera decides to sell its Shares just immediately prior to listing mentioned in Clause 10.2, notwithstanding anything contained in this Agreement, Kubera shall have to offer to Superior and the Promoters on a pro-rata basis as many of its Shares for sale.

10.4
Subject to Kubera and / or Superior maintaining more than 5% shareholding in the paid up share capital of the Company, in the event of listing of the Shares of the Company, the rights and obligations as per provisions of this Agreement shall remain in force, subject to Applicable Law and the conditions for listing under the listing agreement of the stock exchanges.

10.5
Kubera and Superior shall have preference over the Promoters and Other Shareholders of the Company to exit during any Liquidity Event. The Promoters and Other Shareholders shall support and do all acts and deeds reasonably required effectuating such liquidity and shall not unreasonably withhold approval.

10.6
The Promoter expressly confirm that their current shareholding in the Company and further Shares that may be issued hereafter shall be subject to a lock-in period of 3 years from the date of signing of this Agreement.

10.7	Drag Along

10.7.1
In the event that the Shares of the Company have not been listed on or before the expiry of March 31, 2012 (or such extended date as mutually agreed), on a leading stock exchange as mentioned in Clause 10.2, Kubera shall by written notice have the right to ask the Promoters to transfer so much of their Shares of the Company to enable Kubera to sell 51% of the paid up share capital of the Company to a third party purchaser. The Promoters shall be paid the same price as Kubera. In such event, Superior shall be entitled to (but not obligated) to tag along with the Promoters. The terms of the sale of the Promoters' stake, and Superior's stake if applicable, shall not be less favorable than the terms of sale of Kubera's stake. It is clarified that the number of Shares being sold by Kubera to the third party purchaser shall not be reduced to accommodate the tag along right exercised by Superior.

10.7.2
Kubera shall inform the Promoter in writing (“Drag Along Notice”) of its intention to exercise its drag along rights in terms of this Clause 10. The Drag Along Notice shall contain the number of Shares to be transferred by the Promoters, the price and the terms of payment. On receipt of the Drag Along Notice, the Promoters shall promptly inform Superior of the same in writing. Superior shall within 45 days of receipt of the written notice from the Promoters inform the Promoters as to whether they are interested or not interested in transferring all or part of their Shares. The Promoters shall within 15 days thereafter inform Kubera in writing of the make up of the Shares that would be transferred to a third party along with the Shares of Kubera. The Promoters and Superior shall provide all the necessary assistance to Kubera for completion of the transfer of the Shares of the Company pursuant to the terms of this Clause. Notwithstanding anything contained herein, the Parties agree and confirm that the exercise of the drag along option by Kubera in accordance with this Clause and the subsequent transfer of Shares shall not be subject to the affirmative vote of any of the Parties as specified in Clause 12.11.2 or Clause 12.11.4.

10.8	Except as specified in this Agreement, there shall not be any restriction on Superior and / or Kubera in relation to the transfer of their respective Shares, in whole or in part.

11.	Conduct of Business up to the Third Closing Date

11.1
The Promoters and Other Shareholders agree that they will conduct the operations of the Company in the ordinary course of business consistent with past practices from the date of execution of this Agreement upto the Third Closing Date.

11.2
The Promoters and Other Shareholders shall also exercise maximum efforts to maintain, and to the fullest extent possible, enhance the business, property, financial condition and value of the Company from the date of execution of this Agreement upto the Third Closing Date.

11.3
The Company, the Promoters and Other Shareholders shall give Superior and Kubera prompt notice of the occurrence of any event or events which are outside of the ordinary course of the Company's business and any material event involving the Company that arises during the period from the date hereof, or which constitute a violation of any of the provisions of this Clause.

12.	Management of the Company

12.1	Appointment of Directors
The Directors of the Company will be nominated by the Shareholders in the manner set out below and shall be appointed in the manner prescribed under the Act. Subject to Clause 12.2.1 below, the Board may also appoint additional Directors from time to time, who will hold office until the next annual general meeting of the Company. The business of the Company shall be managed and conducted by the Board.

12.2	Number of Directors

12.2.1
The Board of the Company shall have a maximum of 8 Directors to be nominated and appointed in accordance with this Clause 12.2 and which number of Directors shall not be changed, except pursuant to an amendment to the Articles with the consent of Superior and Kubera.

12.2.2
Superior shall have the right to appoint 1 Director (being referred to as “Superior Director”). Superior shall have the right to appoint 1 Director until the date on which Superior ceases to hold at least 5% of the Share capital of the Company on a Fully Diluted Basis.

12.2.3
Kubera shall have the right to appoint 2 Directors (each being referred to as “Kubera Director”) as long as Kubera's shareholding is greater than 30% of the Share capital of the Company on and as converted Fully Diluted Basis. If Kubera's shareholding falls below 30%, Kubera shall have the right to appoint 1 Director until the date on which Kubera ceases to hold at least 5% of the Share capital of the Company on a Fully Diluted Basis.

12.2.4
The Promoters and Other Shareholders shall have the right to nominate 3 Directors (each being referred to as “Promoter Director”) from among themselves, as long as the said individuals are directly associated with the Company (i.e. if their cumulative shareholding is more than 24.2 % of the paid up and voting Share capital of the Company or if they are holding positions of management of the Company). In case any of the Promoters Directors are no longer directly associated (either as Shareholders or key management personnel) with the Company, they will forthwith resign from the Board of Directors of the Company.

12.2.5	The Promoters, Other Shareholders, Superior and Kubera shall also appoint two independent Directors mutually acceptable to them. Such independent Directors may be industry executives of global stature whose remuneration package shall be such as the Company (with the consent of Superior and Kubera) may find suitable.

12.2.6
Any Director nominated by a Shareholder may be removed by the Party appointing him by giving notice in writing to the Company. The Party removing the Director can nominate another Director in his or her place for appointment by giving notice in writing to the Company. Any such removal shall take effect upon receipt of such notice by the Company and any appointment shall take effect from the date the nominee is appointed by a resolution of the Board.

12.2.7
The Company shall indemnify Superior Directors, Kubera Directors and the independent Directors as well as the representatives of Superior and Kubera on any committee to the maximum extent permitted under Applicable Law, including advancement of expenses. The Company shall also reimburse the reasonable expenses of the Directors nominated by Superior and Kubera for costs incurred in attending meetings of the Board or other meetings on behalf of the Company.

12.3	Qualification Shares
The Directors that may be appointed shall not be required to hold any qualification Shares.

12.4	Quorum

12.4.1
The quorum at the time of commencement of the meeting and passing of any resolution at a meeting of the Board, shall require the presence of at least 1 Superior Director, 1 Kubera Director and 1 Promoter Director to be present in person or by an Alternate Director (as appointed in accordance with Clause 12.5) at and throughout each meeting of the Board.

12.4.2
It is clarified that as and when the Act allows holding of Board meeting by video/teleconferencing, subject to compliance of the quorum requirements as set out herein, the Board meetings could be held through video/teleconference provided that at least one Board meeting in a year is held such that members are personally present, subject to quorum requirements being complied as per this Agreement.

12.4.3
If a quorum is not present within half an hour of the time appointed for the meeting or ceases to be present, the Director(s) present shall adjourn the meeting to the same time in the following week and at a specified place. Notice of the adjourned meeting shall be given by the secretary of the Company to each Director. If a quorum is not present at such adjourned meeting within half an hour of the time appointed for the meeting or ceases to be present, the Director(s) present shall adjourn the meeting to the same time in the following week and at a specified place. Notice of the adjourned meeting shall be given by the secretary of the Company to each Director and if at such adjourned meeting also, the quorum is not present within half an hour of the time appointed for the meeting or ceases to be present, the Directors present shall constitute quorum.

12.5	Alternate Director

12.5.1
In the event of any Director (“Original Director”) being likely to be absent for a period of at least 3 months from the State in which meetings of the Board are usually held, the Board may at a meeting or by a circular resolution appoint an alternate Director ("Alternate Director") for such Original Director. The Original Director, in whose place such Alternate Director is to be appointed, or the Party who appoints such Original Director, shall designate the Person to be appointed as an Alternate Director to the Board.

12.5.2	In the event of a casual vacancy arising on account of the resignation of a Director or the office of the

Director becoming vacant for any reason, the Shareholder who has appointed such Director shall be entitled to designate a Director to fill the vacancy.

12.6	Chairman

12.6.1
The Board shall elect a Chairman who shall preside over all Board meetings in a given Financial Year of the Company and the Chairman shall be entitled to chair all meetings of the Board or any committee thereof.

12.6.2	The Chairman shall not have a casting vote.

12.7	Meeting of the Board

12.7.1
The Board shall meet at least once in every calendar quarter and at least 4 such meetings shall be held in every year. Subject to Clause 12.11.2, in addition to personal meetings, the Board may act by circular resolution on any matter except those matters which by law may only be acted upon at a meeting.

12.7.2
The reasonable travel and hotel expenses and other reasonable costs incurred by the Superior Director and / or Kubera's Directors for attending the Board meetings of the Company shall be reimbursed by the Company.

12.8	Notice of Meeting

12.8.1
At least 21 Business Days clear written notice shall be given for any meeting of the Board to the Directors, whether in India or outside India. In the case of a Director residing outside India, notice of such meeting shall be sent to him either by registered air mail at usual address outside India and also at his address, if any, in India, unless otherwise agreed by the Parties or by electronic mail or by facsimile transmission. It may be clarified that the recipient of the email must confirm receipt of such notice for such notice to be effective. A meeting of the Board may be called by shorter notice with the unanimous consent of all the Directors of the Company.

12.8.2
Every such notice convening a Board meeting shall contain an agenda for the Board meeting identifying in sufficient detail, each business to be transacted at the Board meeting together with all relevant documents in relation thereto. No matter which has not been detailed in the agenda, shall be transacted at any meeting of the Board, provided however that, with the unanimous consent of all the Directors of the Company, a matter not included in the agenda may be transacted at the meeting.

12.9	Circular Resolution

12.9.1
A written resolution signed by all the Directors entitled to vote thereon shall be as valid and effectual as a resolution duly passed at a meeting of the Board and may consist of several documents in the like form each signed by one or more Directors.

12.9.2
Subject to Clause 12.11.2, no circular resolution of the Board shall be valid unless the same has been circulated to the Directors whether in India or abroad for a minimum period of 7 days and has been signed by at least 1 Superior Director and 2 Kubera Directors either in favour of or against the resolution. If any Director fails or refuses to sign such circular resolution within 15 days, he shall be deemed to have approved of the resolution circulated to the Directors for approval.

12.10	Day to Day Management
The day to day management of the Company shall be conducted by Promoters of the Company.

12.11	Decision Making by the Board

12.11.1
Subject to Clause 12.11.2, resolutions of the Board shall be passed by a simple majority of votes of the Persons entitled to vote thereon (being not less in number than a quorum for meetings of the Board).

12.11.2
Notwithstanding the foregoing, the Parties shall procure that no action shall be taken or resolution be passed by the Board except with the affirmative vote of at least 1 Superior Director and 1 Kubera Director (i)

present at the meeting and (ii) where they cast their affirmative vote, in respect of the following matters, unless written consent in respect of specific items has been given in writing by Superior or Kubera, as the case may be, prior to the meeting or such consent is specifically waived in writing by Superior or Kubera, as the case may be, or the shareholding of either Superior or Kubera, as the case may be, in the Company falls below 5 % of the Share Capital hereto, provided that consent/waiver of one Party or decrease in shareholding of one Party, shall not be construed that consent from the other Party is not required, to take action or pass a resolution in respect of the following matters:

(a)	Amend the Memorandum and Articles of Association of the Company;

(b)
Establish any class of Shares of equal or superior priority to that of the Subscription Shares or Shares owned by Kubera (as the case may be), or create or authorize any additional equity Shares or preference Shares;

(c)	Effect any liquidation or winding up of the Company;

(d)	Any reorganisation or reduction of Share capital of the Company;

(e)	Reorganisation, readjustment or other relief under any bankruptcy, insolvency or similar law;

(f)	Complete the listing of the equity shares of the Company;

(g)	Declare or pay any dividend on the equity shares or repurchase or redeem any equity shares of the Company;

(h)	The granting of a new employee stock options;

(i)	Increase or reduce the size of the sitting Board of Directors;

(j)
Enter into any contract or business arrangement outside the ordinary course of business of the Company, and all major strategic matters such as expansion, diversification or participation in new projects;

(k)
Cessation of any Principal Business operation, change in the Principal Business of the Company, commencement of any new business or undertaking of any new project outside the ordinary course of business;

(l)	Adopt or materially alter the Business Plan;

(m)	Accelerate the vesting of any options granted by the Company;

(n)	Invest in or acquire any debt or equity securities issued by any third party;

(o)	Change material accounting or tax policies or practices;

(p)	Change the Financial Year for preparation of audited accounts;

(q)	Appoint, re-appoint or remove statutory and / or internal auditors;

(r)
Appointment or removal or determination of the terms of employment of Key Managerial Personnel including significant changes in the terms of their employment agreement/terms and conditions of employment;

(s)	Enter into any agreement, arrangement, and transaction for assignment of intellectual property rights including those relating to copyrights, trademark, patents, and designs;

(t)	Establish or modify any debt facility other than working capital debt within approved budget limits;

(u)	Providing a guarantee towards any third party liability or providing security in respect of third party borrowings;

(v)	Approve the annual budget of the Company;

(w)	Enter into any transaction with any affiliate of any officer, Director Shareholder, or employee of the

Company;

(x)	Cancellation or annulment of the Agreement of License dated November 3, 2005 between the Company and SDAL or any amendments, extensions, renewals and restatements thereof; or

(y)	Any other corporate action of the Company, which could potentially result in the cessation of its relationship with SDAL.

12.11.3
The Promoters and Other Shareholders shall not act in any matter that is prejudicial to the rights of other Parties under this Agreement. The Parties recognise that all Parties have rights and obligations under this Agreement. It is agreed between the Parties that the Promoters and Other Shareholders shall not act in any manner nor do any deed or thing under this Agreement that would derogate or adversely affect the rights of Superior and / or Kubera hereunder.

12.11.4
Notwithstanding anything contained herein (including but not limited to Clause12.11.1), no action shall be taken or resolution be passed by the Board or by the Shareholders except with the affirmative vote of all of the following (a) 1 Superior Director / representative; (b) 1 Kubera Director / representative; and (c) 1 Promoter nominee Director / majority of the Promoters (i) present at the meeting and (ii) where they cast their affirmative vote, in respect of the following matters, unless written consent in respect of specific items has been given in writing by Superior or Kubera or the Promoters, as the case may be, prior to the meeting or such consent is specifically waived in writing by Superior or Kubera or the Promoters, as the case may be, hereto:

(a)
Effect any sale or merger of the Company or any other transaction (unless specifically permitted under this Agreement) in which control of the Company is transferred; or effect the sale or spinout of any division of the Company (other than liquidation and winding up);

(b)
Increase in capital by issuance of convertible instruments or other securities or grant of any other option or rights to subscribe for Shares or other securities or the conversion of loans or debentures into Shares;

(c)	Acquire any other business, create any joint ventures / partnerships, mergers, de-mergers, and consolidations or any other business combination with another entity.

12.12	Decision making Principles of the Shareholders

12.12.1
Voting on all matters to be considered at a general meeting of the Shareholders shall be by way of a poll unless otherwise agreed upon in writing between the Parties. The quorum for a general meeting shall be a minimum of 5 Shareholders present in person. No general meeting shall be held unless the representative of Superior and Kubera are present.

12.12.2
Notwithstanding the foregoing, no resolution shall be passed or decision be taken by the general meeting of the Company in respect of any of the matters specified in Clause 12.11.2 or 12.11.4 in respect of the Company, unless the affirmative vote of Superior and Kubera, where applicable, is obtained for it to be validly passed or taken.

12.13	Borrowings by the Company
The Parties agree that the financing requirements including working capital requirements of the Company shall be met in the first instance by internal accruals and any external financing will be availed of only in accordance with the Business Plan and budgets as approved by Superior and Kubera. In the event of any future borrowings, Superior and Kubera shall not be required to provide any guarantees / collaterals, etc. Superior and Kubera and their nominees, if any, shall not be required to pledge their Shares or provide any other support/security or a negative lien to any third party, including without limitation the lenders of the Company.

12.14	Committees and Subsidiaries

12.14.1
The Board shall have the power to constitute, if necessary, committees or sub committees of the Board and delegate such of the Board's powers to the aforesaid committees as the Board may deem fit. At least 1 Superior Director and 1 Kubera Director shall always be a member of any committee or sub-committee constituted by the Board.

12.14.2
Notwithstanding anything to the contrary contained elsewhere, if the Company at any time establishes or promotes any Subsidiary, all the rights available to Superior and Kubera in this Agreement in respect of the matters listed in Clause12.11.2, management, voting, representation in the Board and committees, etc. shall mutatis mutandis be available to Superior and Kubera in all the Subsidiaries of the Company.

13.	Financial Accounting, Audit and Banking Procedures

13.1
Subject to the provisions of Applicable Law, the Financial Year of the Company shall be the period ending March 31 in each calendar year and beginning April 1 in each calendar year or as may be changed by the Parties by mutual consent.

13.2
An annual audit of the books of accounts, records and affairs of the Company shall be made each year immediately following the close of the Financial Year by the auditors of the Company. The Company shall maintain a system of accounting adequate to identify its material assets, liabilities and transactions and to permit the preparation of financial statements in accordance with Indian GAAP. The accounts of the Company shall be audited in accordance with Indian GAAP.

13.3	The Company shall deliver to Superior and Kubera:

13.3.1
Unaudited quarterly and annual statements of income and cash flows of the Company, unaudited balance sheet as at the end of each quarter / Financial Year, within 30 Business Days and no later than 45 Business Days of the end of each quarter / Financial Year;

13.3.2
Audited statements of income, cash flows and Shareholders' equity of the Company for each Financial Year and an audited balance sheet as at the end of each year, within 90 days and no later than 120 days of the end of each year;

13.3.3
An Annual Budget for the next year, within 30 Business Days prior to the end of each Financial Year. All Financial Statements shall be accompanied by a report from the Promoters of the Company and a discussion of key issues and variances to the annual budget of the Company and to the previous period;

13.3.4	Board, committee, and Shareholders meeting minutes, within 7 Business Days of the relevant meeting being held; and

13.3.5	Management information reports (in a mutually agreed format) within 15 Business Days of the end of each calendar quarter.

13.4
Superior, Kubera and their designated officers, employees, accountants, attorneys and agents shall have the right, at any time and from time to time during normal business hours and upon written notice of at least 24 hours, to inspect the books, records and other documents of the Company and to consult with the members of the Promoters, auditors and attorneys of the Company for the purpose of affording to Superior or Kubera, as the case may be, full opportunity to make such investigation as it shall desire and it is understood that Superior or Kubera, as the case may be, may conduct an audit of the business of the Company. Such investigations and / or audit, however, shall not affect the Representations and Warranties made by the Company and the Promoters (the “Inspection Rights”)

pursuant to this Agreement. Superior and Kubera shall have the right to exercise the Inspection Rights as and when it feels necessary. The cost incurred on exercising such Inspection Rights shall be borne by such party which exercises the Inspection Rights.

13.5
A copy of all notices, circulars, minutes of meetings and such other information, which is available to the Board or the Shareholders of the Company, shall be provided to Superior and Kubera promptly at the same time as is provided to the Directors / Other Shareholders of the Company.

13.6
The statutory auditors of the Company shall be a well-known and internationally reputable firm of auditors, which are acceptable to Superior and Kubera. The internal auditors of the Company shall be a well-known Indian firm of auditors, which are acceptable to Superior and Kubera. The current internal auditors Bhaskar Rao & Co shall continue to be the internal auditors of the Company till the next annual general meeting of the Company and may be reappointed, if acceptable to Kubera and Superior. The cost of the statutory auditors and that of the internal auditors shall be paid by the Company.

14.	Transfer of Shares and Issue of Shares

14.1
Notwithstanding anything contained in this Agreement or any other agreement or arrangement between the Parties but subject to what is set out in Clause 5 relating to 'Effect of Non-compliance with Conditions Precedent' and Clause 10 relating to Exit, it is hereby understood and agreed by and between the Parties that following shall be the arrangement in case of a transfer of Shares:

14.1.1
In the event any Party ("Transferor") desires to sell any or all of their Shares, the Transferor shall be required to first offer in writing ("Offer Notice") such Shares ("Offer Shares") to the other Parties ("Non Selling Shareholders") on a pro rata basis in proportion to their respective shareholding in the Company.  The Non Selling Shareholders shall be required to notify in writing ("Non Selling Shareholder Notice") either:

(a)	their acceptance along with the sale price ("Sale Price"); or

(b)	its refusal to purchase the Offer Shares, within 30 days of receipt of the Offer Notice (“Notice Period”).

14.1.2
Within 15 days of expiry of the Notice Period ("Price Notice Period"), the Transferor shall notify all the Non Selling Shareholders in writing ("Highest Sale Price Notice") of the highest Sale Price ("Highest Sale Price") received from the Non Selling Shareholders and share a copy of each Non Selling Shareholder Notice received by it to the other Non Selling Shareholders.

14.1.3
Within 30 days from the expiry of Price Notice Period ("ROFO Period"), the Non Selling Shareholders shall be required to notify the Transferor in writing ("Non Selling Shareholder ROFO Notice") their acceptance to purchase all the Offer Shares, either jointly and / or severally, at the Highest Sale Price.

14.1.4
Within the ROFO Period, if the Non Selling Shareholders do not agree to, jointly and / or severally, purchase all the Offer Shares at the Highest Sale Price, or if none of the Non Selling Shareholders respond to the Offer Notice within the Notice Period in accordance with Clause 14.1.1, the Transferor shall be entitled to sell the Offer Shares to a third party at any price, subject to proposed third party purchaser agreeing to be bound by the terms and conditions of this Agreement and executes the Deed of Adherence.

14.1.5
If the Non Selling Shareholders are willing to, jointly and / or severally, purchase all the Offer Shares at the Highest Sale Price, within the ROFO Period, the Transferor shall have the right to accept the Offer Shares from the Non Selling Shareholders at the Highest Sale Price. In the event the Transferor rejects the offer of the Non Selling Shareholders, the Transferor shall be entitled to sell, within 90 days of the expiry of the ROFO Period ("Third Party Sale Period") the entire Offer Shares to a third party purchaser ("Third

Party Purchaser") at a price which is not less than 110% of the Highest Sale Price. If the Transferor is not able to sell the Offer Shares to a Third Party Purchaser at a price which is not less than 110% of the Highest Sale Price, within the Third Party Sale Period, the Transferor may sell the Offer Shares to the Non Selling Shareholders who have opted to purchase all the Offer Shares at the Highest Sale Price, within 30 days of the expiry of Third Party Sale Period.

14.2	Transfers to be in compliance
The Parties shall not directly or indirectly, sell, transfer, assign, pledge, charge, mortgage (including any form of options, warrants, derivatives or arrangements relating to such Shares) or in any other way dispose of or Encumber (“Transfer”) any of the Shares, Warrants or the legal or beneficial ownership of its Shares and warrants or any of its rights or obligations under this Agreement, to any Person, except as provided in this Agreement. The Company shall not register any Transfer of the Shares, warrants, options, etc. unless the procedure prescribed in this Agreement has been followed. Any Transfer of Shares, warrants, options, etc without the prescribed procedure under this Agreement being followed shall be void.

14.3	Promoters / Other Shareholders Control
The Promoters and Other Shareholders shall not Transfer any of the Shares, Warrants, options, derivatives of the Company as held by them, except inter-se transfer amongst the Promoter and their Affiliates and as per the provisions of this Agreement, or do any other act which has the effect of undermining their underlying beneficiary / fiduciary rights and responsibilities or enter into any arrangements relating to such Shares, etc. of the Company, to any Person, without the express written consent of Superior and Kubera as long as this Agreement is valid.

14.4	Issue of further Shares
If the Board, in exercise of good faith and in its reasonable judgment, determines that the Company requires additional funds (whether by way of share capital or otherwise), the raising of such additional funds shall be on such terms and conditions as are agreed to by Superior and Kubera in writing. The Parties shall agree to successive dilution of their equity shareholding in the Company, if it enables the growth of the business of the Company. Such equity dilutions shall happen with the mutual consent of the Parties.
Notwithstanding anything contained herein, in the event the Company proposes to raise additional funds by offering its securities to third parties, the Company shall upon receiving an offer from a third party inform Superior, Promoters and Kubera of the same in writing along with a copy of the offer made by the third party with details as to the volume of investment, the number of Shares the Company proposes to allot and the price per Share (“Pre-emptive Notice”). On receipt of such Pre-emptive Notice, Superior, or Promoters or Kubera shall have the right (but not the obligation) to subscribe to all or some of the said Shares (specified in the Pre-emptive Notice) in proportion to their respective shareholding in the Company on a Fully Diluted Basis. Accordingly, within 30 days of receiving the Pre-emptive Notice from the Company, Superior, Promoters and Kubera shall inform the Company of whether it is willing to acquire all or some of its pro rata share of the Shares being offered in terms of the Pre-emptive Notice, at a price that is no less than what was offered by the third party. In the event Superior or Kubera or Promoters refuse to acquire such Shares or fail to respond within the said 30 days, the Company shall be entitled to issue and allot the securities to such third party at the same terms and conditions as were set out in the Pre-emptive Notice.
This Clause shall not apply to the issuance of Shares pursuant to exercise of Warrants already issued or to be issued in accordance with this Agreement.

14.5	Valuation Protection

14.5.1
Unless otherwise agreed between the Parties, the Company shall not make any fresh issue of Share capital at terms more favourable than those offered to Superior and / or Kubera. Subject to the terms of this Agreement and subject to Superior and / or Kubera agreeing to any such fresh issue of Shares, if any fresh issue of Shares is made by the Company (including issue of Shares due to consolidation, reorganisation, merger, amalgamation, acquisition or any such activity in connection with SDAL) on more favorable terms than as offered to Superior and / or Kubera, Superior and / or Kubera shall be suitably compensated by way of issue of additional preference shares or equity shares, on broad based weighted average anti dilution formula, at the lowest permissible price under Applicable Law, determined by a chartered accountant acceptable to Kubera and Superior. Such issue of additional Shares to Superior/Kubera shall be made simultaneously with the fresh issue of Shares.

14.5.2	The provisions of Clause 14.5.1 shall not apply to:

(a)	The issuance of securities pursuant to stock splits, stock dividends, or similar transactions; or

(b)	The issuance of equity stock to employees, consultants, officers or Directors of the Company;

14.6	Legend
The Company shall ensure that each certificate representing the Shares of the Company now or hereafter owned by the Promoters, Other Shareholders, Kubera, Superior and employees of the Company or issued to any person including without limitation in connection with a transfer in compliance with this Agreement shall be endorsed with a legend that shall make all sale, pledge, hypothecation and transfer of the Securities of the Company subject to the Memorandum and Articles as amended to incorporate the provisions of this Agreement.

15.	Indemnity

15.1
Without prejudice to any other right available to Superior and / or Kubera in law or under equity, the Company and each of the Promoters jointly and severally, agrees to indemnify, defend and hold harmless Superior and / or Kubera (and their respective directors, employees, Affiliates, agents, representatives, successors and assigns) from and against any and all losses, liabilities, damages, demands, claims, actions, judgments or causes of action, assessments, taxes, costs or expenses (including, without limitation, interest, penalties and reasonable attorneys' fees and expenses) (“Losses”) based upon, arising out of, or in relation to or otherwise in respect of:

15.1.1
any inaccuracy in or any breach of any Representation and Warranty, covenant or agreement of the Promoters and / or the Company contained in this Agreement or any Annexure or Schedule hereto, or any document or other papers delivered by the Company to Superior and / or Kubera and / or in connection with or pursuant to this Agreement;

15.1.2	any liability arising out of or relating to the business or operations of the Company or the Principal Business of the Company prior to the Third Closing Date;

15.1.3
any liabilities and obligations of whatever nature relating to any litigation, claim or governmental investigation pending as of the Third Closing Date or relating to the business or operations of the Company or the Principal Business of the Company prior to the Third Closing Date;

15.1.4
any liabilities and obligations of whatever nature relating to any litigation, claim or governmental investigation arising on the Company and / or Superior and / or Kubera after the Third Closing Date, to the extent that there was no negligence or wilful misconduct on the part of Superior and / or Kubera;

15.1.5
any liabilities and obligations, including penalties and interest, relating to the reporting, filings, payment or withholding of taxes and / or labour and social contributions by the Company or breach by the Company of any Applicable Laws;

15.1.6	ownership of the Shares of the Company including without limitation legal claims made by third parties in this regard;

15.1.7	any liability arising out of non-stamping and / or non-registration of agreements by the Company;

15.1.8	any tax liability that may arise on the Company relating to any period prior to the Third Closing Date; and

15.1.9	any related party transactions entered into between the Company with the Promoters / Other Shareholders and / or with any Affiliates of the Promoters / Other Shareholders.

15.2
Any compensation or indemnity as referred to above, shall be such, as to place Superior and / or Kubera, at the election of Superior and / or Kubera, the Company, in the same position as it would have been in, had there not been any breach and as if the Representation and / or Warranty under which Superior and / or Kubera or, at the election of Superior and / or Kubera, the Company is to be indemnified, had been correct.

15.3
The rights and remedies of Superior and / or Kubera and / or their respective nominees in respect of any breach, including without limitation breach of any of the Representations and / or Warranties shall not be affected by any act or happening which otherwise might have affected such rights and remedies, except by a specific written waiver by Superior and / or Kubera.

15.4
Superior agrees to indemnify, defend and hold harmless the Company and the Promoters from and against any and all losses based upon, arising out of or otherwise in respect of any inaccuracy in or any breach any Representation and Warranty or covenant of Superior contained in this Agreement.

16.	Liquidation preference

16.1
In the event of Liquidity Event that generates proceeds to be distributed to the Shareholders, the assets of the Company that are available for distribution to the Shareholders shall be distributed in the following manner:

16.1.1
Kubera and Superior shall be entitled to receive upon election of the holders, in preference to the Promoters and Other Shareholders, an amount (pro rata) equal to the Total Investment Amount of Kubera and the Total Investment Amount respectively; or

16.1.2	The assets of the Company shall be distributed to Kubera and other holders of equity shares of the Company on a proportional, as is converted basis.

16.2
Notwithstanding anything contained herein, in the event of (a) any liquidation, dissolution or winding up proceedings are initiated against the Company; or (b) a petition has been filed or a resolution has been passed for the merger, amalgamation, consolidation, acquisition or reorganisation of the Company, Kubera shall be entitled to (but not obligated) convert the preference shares owned by it into equity shares.

17.	Term and Termination

17.1	Term

17.1.1
This Agreement shall be effective on and from signing of this Agreement by and between the Parties and shall remain in full force and effect for so long as it is not terminated in accordance with this Agreement.

17.2	Mutual Termination

17.2.1	The Parties may discuss and mutually terminate this Agreement at any time during the term of this Agreement by expressing the same in writing.

17.3	Automatic Termination

17.3.1	This Agreement shall automatically terminate if any of the following events occur:

(a)
If either Superior, Kubera or Company (i) is ordered to be wound-up by a court of competent jurisdiction, or (ii) goes into involuntary liquidation, or (iii) if any law for the relief of financially sick companies becomes applicable to any of them, or (iv) if a receiver is appointed to take possession of any of their undertakings, provided that this Agreement will automatically terminate only vis-à-vis that party which has been ordered to be wound up, goes into liquidation, is financially sick or on whose undertakings a receiver is appointed;

(b)	If an event of Force Majeure under this Agreement continues for a period of 6 months;

(c)	If Superior makes an application for voluntary liquidation of Superior or Company files for a voluntary bankruptcy proceeding for winding up of the Company;

(d)	If the shareholding of either Kubera falls below 5% or Superior falls below 5%, the Agreement will terminate vis-à-vis the party whose shareholding has reduced.

17.4	Termination by Superior/Kubera

17.4.1
Superior and / or Kubera shall be entitled to terminate this Agreement forthwith, by giving a notice in writing if the Promoters and / or Other Shareholders and / or the Company commits a material breach of any of the provisions of this Agreement which shall include without limitation any of their respective Representations and Warranties of the Company and / or the Promoters and / or Other Shareholders being incorrect or false and failing to remedy such breach within 30 days of being notified of the same.

Provided however that termination in terms of this Clause shall not relieve or absolve the Company, the Promoters, Other Shareholders, jointly or severally, of such of their respective obligations as have already accrued prior to such termination or such obligations as arise as a result of such termination.

18.	Effects of Termination

18.1
In the event of termination of this Agreement under any circumstance whatsoever, including but not limited to the conditions set out in the above Clause 17, the Parties shall agree on an exit mechanism, which would involve buying out of the entire shareholding of Superior and / or Kubera (as the case may be) by the Promoters and Other Shareholders. It is hereby clarified that the Shares would be transferred in accordance with the pricing guidelines framed under the exchange control regulations, which is currently Discounted Cash Flow Method. In the event the pricing guidelines are altered, the price for the share transfer shall be determined in accordance with the pricing guidelines in force at the time of such transfer.

18.2
The termination of this Agreement or the purported termination of this Agreement shall be without prejudice to any claim or rights of action, including but not limited to the right to seek damages, previously accrued to any Party hereto against the other Party.

18.3
Except for provisions of this Agreement that expressly or by their nature survive termination, all rights and obligations of the Parties shall cease upon termination of this Agreement. The rights and obligations of the Parties under this Agreement pursuant to clauses which by their nature survive the termination of this Agreement shall not be extinguished by termination of this Agreement. The Representations and Warranties, covenants and agreements made herein shall survive any investigation made by any Party hereto and the closing of the transactions contemplated hereby.

19.	Non Compete

19.1
The Promoters, jointly and severally covenant and agree that as long as any member of the Promoters hold executive responsibilities (whether as an employee / director or otherwise) in the Company and as long as Superior and / or

Kubera holds any Shares in the Company, none of them shall, directly or indirectly, hold executive responsibilities (whether as employees/ directors or otherwise) in any business (regardless of legal form) which competes with the whole or any part of the business of the Company, absent the express written consent of Superior and Kubera. For the avoidance of doubts, it is clarified that investments by the Promoters in a company carrying on business similar to the Company in India shall be excluded provided that the investment is not in excess of 10% of the paid-up capital of that company.

19.2
Absent the express written consent of Superior and Kubera, the Promoters jointly and severally covenant and agree that as long as any member of the Promoters hold legally and / or beneficially any Shares of the Company and / or as long as they are employees / directors and / or hold executive responsibilities in the Company and as long as Superior and Kubera holds any Shares in the Company, they shall not, directly or indirectly:

19.2.1
attempt in any manner to solicit from any client / customer, except on behalf of the Company, business of the type carried on by the Company or to persuade any person, firm or entity which is a client/customer of the Company to cease doing business or to reduce the amount of business which any such client / customer has customarily done or might propose doing with the Company, whether or not the relationship between the Company and such client / customer was originally established in whole or in part through his or its efforts; or

19.2.2
employ or attempt to employ or assist anyone else to employ any person who is in the employment of the Company at the time of the alleged prohibited conduct, or was in the employment of the Company at any time during the preceding 12 months.

19.3
The Parties acknowledge and agree that the above restrictions are considered reasonable for the legitimate protection of the business and goodwill of Superior and or Kubera, the nominees of Superior and Kubera and the Company, but in the event that such restriction shall be found to be void, but would be valid if some part thereof was deleted or the scope, period or area of application were reduced, the above restriction shall apply with the deletion of such words or such reduction of scope, period or area of application as may be required to make the restrictions contained in this clause valid and effective. Notwithstanding the limitation of this provision by any law for the time being in force, the Parties undertake to at all times observe and be bound by the spirit of this clause.

Provided however, that on the revocation, removal or diminution of the law or provisions, as the case may be, by virtue of which the restrictions contained in this clause were limited as provided hereinabove, the original restrictions would stand renewed and be effective to their original extent, as if they had not been limited by the law or provisions revoked.

19.4	Except as clearly stated herein, for avoidance of doubt it is clarified that this clause is applicable both within and outside India.

20.	Confidentiality

20.1
Confidential Information: For purposes of this Agreement, “Confidential Information” shall mean all oral, written and / or tangible information created by the Company or disclosed by a Party (in either case “Owner”) to the receiving Party (“Recipient”) which is confidential, proprietary and / or not generally available to the public, including, but not limited to, information relating in whole or in part to present and future products, services, Business Plans and strategies, marketing ideas and concepts, especially with respect to pricing, volume estimates, financial data, product enhancement information, Business Plans, marketing plans, sales strategies, customer information, development plans, specifications, customer requirements, designs, plans, data or other technical and business information.

Confidential Information provided by Owner shall remain the property of Owner.

20.2
Treatment of Confidential Information: During the term of this Agreement, and for a period of 1 year following the termination thereof, Recipient shall and shall cause its Affiliates to, keep confidential and will not disclose, and will cause its Affiliates not to disclose, to third parties the Confidential Information received from, or made available by Owner in the course of the transactions contemplated hereby and shall employ such care as Recipient employs with respect to its own proprietary and confidential information of like importance, and will not use and will cause its Affiliates not to use such Confidential Information for any purpose other than the performance of its obligations under this Agreement. On termination of this Agreement for any reason, all documents, memoranda, notes, and other writings whatsoever prepared by Recipient which contain the Confidential Information shall be returned to Owner or destroyed at Owner's request.

20.3	Excluded Information: Notwithstanding the foregoing, information shall not be deemed confidential and Recipient shall have no obligation with respect to any such information which:

20.3.1	is already known to Recipient, or

20.3.2	is or becomes publicly known, through publication, inspection of a product, through a third party or otherwise, and through no negligence or other wrongful act of Recipient.

20.4
Notice Prior to Disclosure: If Recipient (or its Affiliate) is requested or required under Applicable Law or by a statutory authorities to disclose any Confidential Information, Recipient will promptly notify Owner of such request or requirement so that Owner may seek an appropriate protective order or waive compliance with the provisions of this clause. Recipient (or its Affiliate) may disclose only so much of the Confidential Information to the party compelling disclosure as is required by law.

20.5
Agreements Confidential: The terms and conditions of this Agreement, and all exhibits, schedules, attachments and amendments hereto and thereto shall be considered Confidential Information protected under this Clause.

20.6
Other Restrictions: Notwithstanding anything in this Clause, the contrary, in the event that any Confidential Information is also subject to a limitation on disclosure or use contained in another written agreement between the Owner and the Recipient which is more restrictive than the limitations contained in this Clause, then the limitation in such agreement shall supersede this Clause.

20.7
The Promoters, Other Shareholders, and the Company acknowledge that (i) Superior or Kubera currently may have, and later may come into possession of, information with respect to the Company and / or any of its Shareholders that is not known to either or all of the Promoters, Other Shareholders, or the Company or disclosed to Superior or Kubera by them, and (ii) Superior or Kubera shall have no liability to either or all of the Promoters, Other Shareholders or the Company, and either or all of the Promoters, Other Shareholders, or the Company waive and release any claims that it might have against Superior or Kubera or any of its nominees whether under applicable securities laws or otherwise, with respect to the nondisclosure of such information in connection with the transactions contemplated hereby.

21.	Dispute Resolution

21.1
If any dispute arises between the Parties hereto during the subsistence of this Agreement or thereafter, in connection with the validity, interpretation, implementation or alleged material breach of any provision of this Agreement or regarding a question, including the question as to whether the termination of this Agreement by one Party hereto has been legitimate, the Parties hereto shall endeavour to settle such dispute amicably. The attempt to bring about an amicable settlement is considered to have failed as soon as one of the Parties hereto, after reasonable attempts, which attempt shall continue for not less than 30 days, gives notice thereof to the other Party in writing.

21.2
All disputes, controversies and differences of opinion arising out of or in connection with this Agreement or for the breach hereof which can not be settled amicably by the Parties hereto shall be settled by arbitration in accordance with the rules of Singapore International Arbitration Centre (i.e. the SIAC Rules).

21.3
Each Party in dispute shall, within 30 days of receiving a notice from the other Party/Parties in accordance with Clause 21.1 above, appoint an arbitral panel consisting of one arbitrator appointed by each Party in dispute. For avoidance of doubts, it is hereby clarified that where the arbitral panel consists of even number of arbitrators, the arbitrators so appointed by the Parties in dispute shall appoint one arbitrator within 30 days of appointment of the last arbitrator appointed by the Parties in dispute.

21.4	The decision taken by the majority of the members on the arbitral panel shall be final and binding on the Parties.

21.5
The venue of arbitration shall be Singapore. The Parties shall continue to fulfill their obligations under this Agreement pending the final resolution of the dispute and the Parties shall not have the right to suspend their obligations under this Agreement by virtue of any dispute being referred to arbitration.

21.6	The proceedings of arbitration shall be in the English language.

21.7	The Parties hereto shall submit to the Arbitrator's award and the award shall be enforceable in the competent court of law.

21.8	Save and except to the extent specified herein and permitted by law, Part I of the Arbitration and Conciliation Act, 1996, of India shall not apply.

22.	Nature of Agreement

22.1
It is understood that Superior and Kubera are independent entities from the Promoters, Other Shareholders and the Company. This Agreement shall not constitute Superior or Kubera or the Promoters or Other Shareholders or the Company as the agent or partner of each other for any purpose whatsoever, and except where expressly provided in this Agreement, no Party shall have the right or authority to assume, create or incur any liability or obligation of any kind, express or implied, in the name of or on behalf of the Company or the other Parties nor shall any Party have any authority to act for or on behalf of the Company or the other Parties without the consent of the other to sign or otherwise enter into any kind of contract, undertaking or agreement or make a promise, warranty or representations with respect to the Company or the other Parties.

22.2	There are no understandings, representations or warranties except as expressly set forth in this Agreement and no rights are granted except as expressly set forth herein.

23.	Amendment
No modification or amendment of this Agreement and no waiver of any of the terms or conditions hereof shall be valid or binding unless made in writing and signed by all the Parties.

24.	Severability
If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Applicable Law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision which is valid and enforceable and most nearly reflects the original intent of the unenforceable provision.

25.	Waivers
Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach of default under this Agreement or any waiver on the part of the Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. No forbearance, indulgence or relaxation of any Party at any time to require performance of any provision of this Agreement shall in any way affect, diminish or prejudice the right of such Party to require performance of the same provision and any waiver or acquiescence by any Party of any breach of any provision of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeeding breach of such provisions, a waiver of any right under or arising out of this Agreement or acquiescence to or recognition of rights and / or position other than as expressly stipulated in this Agreement.

26.	Notices

26.1
Any notice provided for in this Agreement shall be in writing and shall be first transmitted by email and facsimile transmission and then confirmed by registered mail or by internationally recognised courier service, in the manner, as elected by the Party giving such notice:

26.1.1	In case of notices to Superior
Name    :    Alter Domus (Attn.: Mr. Alkis Kailos)
Address    :    ## ######## ######, ############ #######, ### #####
#### #######, ######
Tel.    :    + ### ##-######
Fax    :    + ### ##-######
Email    :    ############@########.com

With a copy to:
Name    :    Superior Industries International, Inc. (Attn.: General Counsel)
Address    :    7800 Woodley Avenue, Van Nuys, CA 91406, U.S.A.
Tel.    :    +# (###) ###-####
Fax        :    + #(###) ###-####
Email    :    ########@######.com

26.1.2	In case of notices to Promoters
Name    :    Mr. Chandra Sekhar Movva
Address    :    #-##-#, #.#.#. #######, ############# - ### ###
Tel.    :    +## ### #######
Fax    :    +## ## #######

Email    :    #############@#####.com

26.1.3	In case of notices to Mr. Manoj Khaitan:
Name    :    Mr. Manoj Khaitan
Address    :    ### ####, ###### #####, ###, ########## ######, ############# - ### ###
Tel.    :    +## ### #######
Fax    :    +## ### #######
Email    :    #############@###.net

26.1.4	In the case of notices to Kubera:
Name    :    Mr. Deven Coopoosamy
Address    :    ### ############ #######
# ######### #### ####### ######
#### #####, #########
Tel.    :    +### ### ####
Fax    :    +### ### ####
Email    :    ###############@###########.##
With a copy to:
Name    :    Mr. Ramanan Raghavendran
Address    :    ###### #######, ###
## #### #### ######, ##### ###
### ####, ## #####
Tel.    :    +# ### ### ####
Fax    :    +# ### ### ####
Email    :     ##@#############.com

26.1.5	In the case of notices to the Company:
Name    :    Mr. B.S.N. Raju
Address    :    #### #### # # #, ####, #######, ############# - ### ###
Tel.    :    +## ### #######
Fax    :    +## ### #######

Email    :    #######@#########-#####.com

26.2
All notices shall be deemed to have been validly given on (i) the business date immediately after the date of transmission with confirmed answer back, if transmitted by email or facsimile transmission (subject to a confirming copy for facsimile transmission being sent by registered mail), or (ii) the expiry of 7 days after posting if sent by registered mail or (iii) the business date of receipt, if sent by courier.

26.3
Either Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving to the other not less than 10 Business Days prior written notice in the same manner provided for in this Clause.

27.	Exclusion of Assignment
Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties hereto whose rights or obligations hereunder are affected by such amendments. No Party hereto shall assign or transfer its rights and liabilities hereunder to any other party without the prior written permission of all the other Parties. Notwithstanding anything to the contrary contained in this Agreement, Superior and Kubera shall be freely allowed to assign or transfer its rights, liabilities and obligations under this Agreement to their respective Affiliates and Promoters shall be freely allowed to assign or transfer its rights, liabilities and obligations under this Agreement to other members of the Promoters.

28.	Entire Agreement
This Agreement shall, subsequent to (i) the issuance and allotment of the Subscription Shares to Superior, and (ii) consummation of the transactions contemplated by this Agreement, supersede all prior discussions and agreements (whether oral or written, including all correspondence and all earlier shareholder agreements or arrangements) between all or any of the Parties with respect to the subject matter of this Agreement and this Agreement (together with any amendments or modifications thereof) shall contain the sole and entire agreement between the Parties with respect to the subject matter hereof.

29.	Third Parties
Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties hereto and their permitted successors and permitted assigns any rights or remedies under or by reason of this Agreement.

30.	Liability of Promoters
Notwithstanding anything to the contrary contained elsewhere, each of the Promoters and Other Shareholders and the Company shall be jointly and severally liable for the obligations of the Promoters and Other Shareholders specified hereunder and breach by any member of the Promoters and / or Other Shareholders and / or the Company shall be deemed to be a breach by all the Promoters, Other Shareholders and the Company.

31.	Further Assurances
Each Party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents, documents and assurances without further consideration, which may be required to effect the transactions contemplated by this Agreement.

32.	Co-operation
The Company the Promoters and Kubera and Superior shall use their reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, including without limitation, obtaining, making and causing to become effective all approvals of governmental/regulatory authorities and other persons as may be necessary or reasonably requested by Superior and / or Kubera and its nominees in order to achieve the objectives of this Agreement.

33.	Remedies
Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity.
All remedies of the Parties under this Agreement whether provided herein or conferred by statute, civil law, common law, tort, custom, trade, or usage are cumulative and not alternative and may be enforced successively or concurrently.

34.	Expenses
The Parties shall be responsible for paying all of their own expenses, including, but not limited to expenses incurred for legal, financial and administrative services, and due diligence.

35.	Stamp Duty
Any stamp duty on this Agreement or on the issuance of the Subscription Shares shall be borne by the Company.

36.	Governing Law and Jurisdiction
This Agreement is made under and shall be governed by and construed for all purposes in accordance with the laws of India and subject to exclusive jurisdiction of, courts at Mumbai.

37.	No Objection for Business in India

37.1
Subject to Clause 19.1, the Promoters, Other Shareholders, and the Company hereby acknowledge and agree that the Promoters, Superior and / or Kubera are free to enter into any joint venture, investment, technology transfer, trademark license or any other arrangement with any party, even if the same competes with the Principal Business of the Company and / or business of the Promoters and Other Shareholders during the continuance of this Agreement or thereafter.

37.2
Each of the Promoters and the Company further undertake that, if requested by Superior and / or Kubera at any point of time, they shall issue a no-objection in the manner and format required by the relevant regulatory authorities in India (including but not limited to a no objection as may be required under Press Note 1 of 2005 issued by the Secretariat of Industrial Assistance, Department of Industrial Policy and Promotion, Ministry of Commerce and Industry) in favour of Superior and / or Kubera, and undertake such further acts and omissions as may be required, to enable Superior and / or Kubera to enter into any joint venture, investment, technology transfer, trademark agreement or any other arrangement with any third party, whether in the same, allied or any other field as that of the Principal Business of the Company.

37.3	However, if either Superior or the Promoters propose to enter into a joint venture in India for the Principal Business, the proposing party must grant the other party a right of first refusal.

38.	Counterparts
This Agreement may be executed in one or more counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart and each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same instrument.

39.	U. S. Tax Matters
Superior is hereby delegated and granted by Syncast the right and power to elect a change to the U.S. entity classification of Syncast to a partnership for U.S. tax purposes pursuant to Treasury Regulation Section 301.7701-3, and subsequently to make an Internal Revenue Code Section 754 election on behalf of the partnership.  Such power shall be first exercisable up to 5 days prior to Superior becoming a shareholder in Syncast.  Syncast also agrees to timely provide Superior with necessary financial information for Superior to satisfy its U.S. tax reporting obligations.  If Superior desires to make any other U.S. tax elections on behalf of Syncast, Superior shall be required to obtain the approval of Syncast, which shall not be unreasonably withheld.

40.	Compliance with Laws
The Company affirms that it and its operations are in compliance with all U.S. and other export controls (“Export Requirements”). The Company agrees, without limitation of foregoing, to the extent requested by Superior, to provide to Superior, all information Superior deems necessary for Superior to determine the Company's compliance with Export Requirements for the past 5 years. The Company agrees that it has created and maintained records that reflect compliance with the Export Requirements and will allow any access to these records as needed by Superior. The Company agrees to indemnify and to hold harmless Superior from any export controls violations prior to the date of this Agreement.
In carrying out its responsibilities and obligations under this Agreement, each party shall act in strict compliance with all Applicable Laws, ordinances, regulations and other requirements of any and all governmental authorities. This includes, without limitation, all applicable export laws and regulations and the United States Foreign Corrupt Practices Act in connection with its performance under this Agreement.  Without limiting the foregoing, each party expressly agrees that it shall not, and shall cause its representatives to agree not to, export, directly or indirectly, re-export, divert or transfer any direct product thereof to any destination, entity or person restricted or prohibited by the export laws, regulations and controls of the United States, and each party shall obtain all permits, licenses or other consents necessary in all applicable jurisdictions for the performance of its duties under this Agreement. Moreover, the parties also agree they shall not pay nor agree to give or pay, nor offer to pay, either directly or indirectly, any money, funds, or any other thing of value to any official, employee, or representative of any governmental agency as a bribe, kick-back, or other illegal payment for the purpose of influencing such official's, employee's or representative's acts or decisions.
In addition to the indemnification in the Agreement, the following applies: the Company will defend, indemnify, and hold harmless Superior, its affiliates, and contractors from any and all damages, claims, liabilities, costs, and expenses, including reasonable attorneys' fees, arising from or related to violation of any laws or regulations, including Export Controls or the Unites States  Foreign Corrupt Practices Act.
IN WITNESS WHEREOF THE PARTIES HERETO HAVE SET AND SUBSCRIBED THEIR RESPECTIVE HANDS TO THESE PRESENTS ON THE DAY, MONTH AND YEAR FIRST HEREINABOVE WRITTEN:

SIGNED AND DELIVERED	)
FOR AND ON BEHALF OF THE WITHINNAMED SUPERIOR INDUSTRIES INTERNATIONAL, INC.	) )
BY THE HAND OF MR. STEVEN J. BORICK	)
)
)
)

WITNESSES:

Name:	Name:
Address:	Address:

SIGNED AND DELIVERED	)
FOR AND ON BEHALF OF THE WITHINNAMED SUPERIOR INDUSTRIES INTERNATIONAL CYPRUS LIMITED	) ) )
BY THE HAND OF MR. ALKIS KAILOS	)
director of alter domus (cyprus) limited, being the sole director of alter domus nominees limited, who is the sole director of superior industries international cyprus limited	) ) )
)

WITNESSES:

Name:	Name:
Address:	Address:

SIGNED AND DELIVERED	)
BY THE WITHINNAMED PROMOTERS	)
BY THE HAND OF MR. CHANDRA SEKHAR MOVVA	)
)
)
)

WITNESSES:

Name:	Name:
Address:	Address:

SIGNED AND DELIVERED	)
BY THE WITHINNAMED MANOJ KHAITAN	)
BY THE HAND OF MR. MANOJ KHAITAN	)
)
)
)

WITNESSES:

Name:	Name:
Address:	Address:

SIGNED AND DELIVERED	)
BY THE WITHINNAMED KUBERA	)
BY THE HAND OF MR. RAMANAN RAGHAVENDRAN	)
)
)
)

WITNESSES:

Name:	Name:
Address:	Address:

SIGNED AND DELIVERED	)
BY THE WITHINNAMED COMPANY	)
BY THE HAND OF MR. PADMANAYAN CHIRALA	)
)
)
)

WITNESSES:

Name:	Name:
Address:	Address:

Annexure 1
Promoters

Sl. No.	Name/Names of Joint Holder:	Address	Total Shares held
1	#####################	##########################################################	##,###
2	#####################	##########################################################	##,###
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Annexure 2
Other Shareholders

Sl. No.	Name/Names of Joint Holder:	Address	Total Shares held
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##############################	########################################################################################################################################################################	#,###
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Annexure 3
Deed of Adherence
THIS DEED OF ADHERENCE is made this _________ day of __________ 20_
BETWEEN:

1.
_________________ of ________________ (hereinafter referred to as the “Covenantor”, which expression shall, unless it be repugnant to the meaning or context thereof, be deemed to mean and include his heirs, executors and permitted assigns OR its successors in interest, nominees, agents and permitted assigns) to whom Shares of the Company have been transferred by ______ (the “Transferring Shareholder/s”) / issued by the Company in accordance with the Share Subscription cum Shareholders' Agreement dated ________________, 20__ of the FIRST PART.; AND

2.
_________________ of ________________ of the Company (hereinafter referred to as the “Continuing Shareholder/s”, which expression shall unless it be repugnant to the context or meaning thereof be deemed to mean and include his heirs, executors and permitted assigns OR its successors in interest, nominees, agents and permitted assigns) of the SECOND PART; AND

3.
__________________, a company incorporated under the Companies Act, 1956 having its registered office at _____________________ (hereinafter referred to as the “Company” which term shall unless repugnant to the context and meaning thereof be deemed to mean and include its successors in interest and permitted assigns) of the THIRD PART.

THIS DEED IS SUPPLEMENTAL to a Share Subscription cum Shareholders' Agreement (the “Agreement”) made this _____ day of [], 20----__ between __________________
AND WITNESSES AS FOLLOWS:

A.
The Covenantor hereby confirms that it has been supplied with a copy of the Agreement and the Articles of Association of the Company (as varied by the Parties thereto together with details of any variation/amendment) and hereby covenants with the Continuing Shareholder/s and the Company to observe, perform and be bound by all the terms thereof which are capable of applying to the Covenantor to the intent and effect that the Covenantor shall be deemed with effect from the date on which the Covenantor is registered as a member of the Company to be a Party to the Agreement.

B.
The Covenantor hereby covenants that it shall not do any act or commit any omission that derogates from the provisions of the Agreement or the Articles of Association of the Company. The Covenantor hereby covenants that all the restrictions and obligations of the Transferring Shareholder/s, including all the restrictions and obligations specified to be applicable to it in the Agreement and the Articles shall be mutatis mutandis applicable to the Covenantor.

C.
As part of the purchase/transfer/allotment, the Covenantor will be entitled to all rights available to the Transferring Shareholder/s and their transferees / will be entitled to all rights specified to be available to it under the Agreement and the Articles.

D.
The Covenantor confirms that it will not take any actions or decisions or vote on matters that are prejudicial to the rights of Superior and Kubera in respect of the Company as specified in the Agreement and shall not act in any manner which is detrimental to the investments by Superior and Kubera in the Company.

E.	This Deed shall be governed in all respects by the laws of India and the terms of the Agreement shall mutatis mutandis be applicable to this Deed.
EXECUTED as a deed the day and year first before written.

ANNEXURE 4
Representations & Warranties

1.	Ownership of Shares
All approvals, consents, exemptions and waivers necessary or required for the issuance, allotment and transfer of the Subscription Shares have been obtained and will remain in full force and effect till such issue and allotment and transfer, as the case may be. All the Shares of the Company have been legally and validly allotted and all requisite filings have been made with the concerned regulatory and governmental authorities in this regard. There are no liens, Encumbrances, restrictions and claims of any kind on any of the Shares of the Company.

2.	Good Standing

1.	The Company is a body corporate duly incorporated under the laws of India and has the power to own its assets and carry on its business as is now being conducted;

2.	The Company is entitled to conduct its business in the name and style currently being used by it.

3.
There are no pending proceedings for the dissolution, liquidation, insolvency or rehabilitation of the Company whether voluntary or involuntary. The Company is qualified to do business and is in good standing in each jurisdiction of its operation where failure to be so would qualify as a material adverse effect (“Material Adverse Effect”) on its financial condition, business, prospects or operations.

3.	Share Capital

1.
There are no options, warrants except ###,### warrants issued to Promoters ###,### warrants issued to ##### #### ####, ####### -- and ###,### warrants issued to ####################, and conversion privileges except #,###,### compulsorily convertible cumulative preference shares issued to ############################### ####### or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase obtain, directly or indirectly, any of the Shares of the Company. No Shares of the Company are subject to any pre-emptive rights, rights of first refusal or other rights to purchase such Shares (whether in favour of the Company or any other person). The Company has not entered into any agreement or commitment to create, issue or transfer Shares or to convert any loans into equity.

2.
All the Shares that have been issued and allotted and the Shares that are proposed to be issued and allotted in accordance with this Agreement have been and will be duly authorised, validly issued and allotted and fully paid.

3.
The Subscription Shares when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued and fully paid and will be free of restrictions on transfer except as specified in the Restated Articles and / or of this Agreement.

4.
The outstanding equity interests of the Company shall be duly and validly issued, and fully paid, and such equity interests and all outstanding equity interests of the Company shall be issued in full compliance with the Restated Articles, requirements of all applicable securities laws and laws and regulations of India. None of such outstanding equity interests of the Company shall be pledged, hypothecated, mortgaged or otherwise Encumbered.

4.	Subsidiaries and Investments
The Company does not have any Subsidiaries nor does it have any investment or own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture or other entity except the Wholly Owned subsidiary in the US, Synergies Castings USA INC.

5.	Financial Statements and No Material Changes
The financial statements of the Company as provided to Superior (the “Financial Statements”), are to best of knowledge of the Company true and correct and fairly present the financial condition of the Company at the date thereof and reflects all claims against and all debts and liabilities of the Company, fixed or contingent, as at the date thereof, required to be shown therein under Indian GAAP and accurately present the results of the operation of the Company and the changes in financial position for the period indicated. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person or entity.

6.	Books and Records
All accounts, rolls, musters, books, ledgers, statutory registers and other records in relation to the business of the Company of whatsoever kind have been fully, properly and accurately kept and completed in all respects, and to the best of knowledge of the Company there are no inaccuracies or discrepancies of any kind contained or reflected therein, and they give and reflect a true and fair view of the financial position of the Company. The minutes books of the Board and the Shareholders' meetings of the Company contain complete and accurate records of all meetings of and corporate actions or written consents by the Shareholders and the Board of the Company since its time of formation, and reflect all transactions referred to in such minutes accurately in all material respects.

7.	Title to Properties

1.
Except as set out hereunder, the Company has no interest in any immovable property owned and leased or in which the Company has any kind of interest. The Company has good and marketable title to all its properties and assets (real and personal, tangible and intangible), if any, in each case subject to no Encumbrance, lien, charge or other restriction of any kind or character. No group company or Affiliate of the Company, nor the Promoters and Other Shareholders have entered into any agreement / understanding with any third party in respect to which the Company would be directly or indirectly liable. All agreements entered into by the Company in respect of properties owned or used by the Company have been adequately stamped and registered (as applicable) in accordance with Applicable Law except the license agreement with SDAL.

2.
To the best knowledge of the Company, the Promoters represent and warrant that the current use of the immoveable property by the Company does not contravene any law relating to zoning, planning, health or safety. The land granted under the leases is being utilised for the purposes for which it was granted. To the best knowledge of the Company, there are no disputes, litigation, investigations, etc in respect of the properties owned / occupied by the Company. The Company has not received any notices from any person, institution, banks or statutory Authorities which are likely to affect the title of the Company /occupation by the Company, to the properties owned / occupied by the Company. The Company is not in material breach of any of its lease agreements and it has not received any notice nor has it been threatened with a notice in writing in this regard.

3.
The Company has not at any time assigned or otherwise disposed of any leasehold property or any part thereof, in respect of which it has a continuing liability (contingent or otherwise) for payment of rent or otherwise. The Company has not granted any of its properties on lease, license, etc nor sub-leased any property leased to it. There are no covenants and restrictions relating to the properties owned/used by the Company except those mentioned in the

License Agreement with SDAL.

4.
The Company is not the guarantor of or a surety for any other Person's liability (contingent or otherwise) for any obligations under any lease or tenancy or under any agreement relating to the assignment of any lease or tenancy of any immovable property.

8.	Loans and Encumbrances

1.
No charges, Encumbrances or other security interests have been created by the Company in favour of any person as security for any loan, borrowing or other financial assistance incurred by the Company. The Company has not granted any loans including without limitation secured loans, unsecured loans, debentures, fixed deposits, inter-corporate deposits, deferred credits to each other, private investors, Promoters, Other Shareholders, Directors, employees or Shareholders, Subsidiaries or their Affiliates as of date except those mentioned in the Financial Statements for the year ending 31 March, 2009.

2.
There are no material defaults, material breaches or other event, under any of the financing documents, security documents, agreements, or arrangements to which the Company is a party or by which it is bound, which may result in a claim or action against the Company or its Shareholders and no such claim, default notices or actions are pending except default on payment of usage charges under the license agreement with SDAL. All lender consents as are required under the existing financing arrangements of the Company for the transactions contemplated in this Agreement has been obtained or will be obtained prior to the Closing Dates.

3.
No Person to whom the Company has granted any loan or facility has defaulted in the payment interest, principal or any other amounts payable to the Company on the due dates for payment and the Company has not served any default notices in respect of any of the facilities availed by it. Such Persons have not in any manner defaulted or contravened the provisions of any of its loan or security documents.

4.	No derivatives contracts have been entered into by the Company, including foreign exchange facilities, swaps, options, etc.

5.	No capital commitments have been made by the Company or are currently subsisting.

6.	The Company has not been granted any subsidies, grants, assistance, etc. by the Central/ State Government or other authorities.

7.
No guarantees or indemnities have been furnished by the Company. There are no intra-group agreements including any indemnities or guarantees given to or for the benefit of or by other Affiliates of the Promoters and Other Shareholders.

9.	Contracts

1.
Each contract or agreement of the Company is valid and in full force and effective and enforceable by the Company, as the case may be, in accordance with its respective terms, and there exists no default or event of default by the Company or by any other party and no proceeding is pending or has been threatened in writing against the Company, in this regard.

2.	All material agreements entered into by the Company have been adequately stamped and registered (as applicable) in accordance with Applicable Law except the license agreement with SDAL.

3.
The Company has not entered into any long term commitments - financially, operationally or commercially - including but not limited to any present, prospective or envisaged partnership or joint-venture arrangement or any other present, envisaged or planned (whether or not enforceable) arrangements on a long term basis.

4.	The Company has not entered into any non-competition agreements or oral arrangements of a similar restriction or nature or to a similar effect.

5.	The Company has not entered into any agreements giving any party the rights to renegotiate or require a reduction in prices or the repayment of any amount previously paid.

6.
The Company has not entered into any production sharing contracts, joint operating agreements and any joint venture, collaboration, consortium, agency, distribution, profit sharing agreement or arrangement or production sharing agreement.

7.
There is no contract or arrangement, which has, or is likely to have, a Material Adverse Effect on the financial or trading position or prospects of the Company or is outside the ordinary course of the Company's business.

8.
There has not been any adverse change in relations with any customers / suppliers / service providers as a result of the transactions contemplated by this Agreement or otherwise. None of the customers / suppliers / service providers have advised the Company and / or the Promoters or any other officer or employee of the Company, in writing, formally or informally, that it is terminating or considering terminating, or is materially dissatisfied with, the Company or the Promoters and Other Shareholders, as a whole or in respect of any particular service.

9.
There are no agreements or arrangements other than on an arms length basis between the Company and any other Person for the supply of products / services to such person, either on a minimum quantity or fixed price basis or at un-remunerative prices.

10.
Except as mentioned in the audited Financial Statements mentioned for the year ended 31 March, 2009, there are no related party transactions subsisting between the Company and the Promoters and / or any Affiliates of the Promoters as of the Third Closing Date and the Company shall not enter into any such transactions in the future except with the prior written approval of Superior or Kubera.

10.	Litigation

1.
There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending (or, to the best knowledge of the Company or the Promoters and Other Shareholders, currently threatened) against the Company, their activities, properties or assets or, to the best knowledge of the Company or the Promoters and Other Shareholders, against any officer, Director or employee of the Company in connection with such officer's, Director's or employee's relationship with, or actions taken on behalf of the Company or the Promoters and Other Shareholders. To the best knowledge of the Company and Promoters, there is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any Material Adverse Effect in the business, properties, assets, financial condition, affairs or prospects of the Company. The Company is not party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

2.	There is no Action by the Company currently pending or which it intends to initiate.

3.
The Company, the Promoters and Other Shareholders have not received any show-cause notices or legal notices from any party except from Central Excise and Sales Tax Authority. To the best knowledge of the Company it is also not involved in any proceedings with any statutory or regulatory authority in relation to Provident Fund Dues, Employee State Insurance, Gratuity and other labour related issues. To the best knowledge no bankruptcy, liquidation, insolvency or other similar proceedings have been commenced against the Company and / or any of the Directors of the Company or a group of which any of the Directors or Promoters was, or is, a Director, officer or shareholder.

4.
The Company is not a party to and has not instituted any arbitration proceedings against any third party, and to the best knowledge of the Company neither have any such proceedings been instituted against the Company.

5.	There are no claims or disputes instituted by third parties against the Company in relation to the operations or products of the Company in respect of any alleged infringement of third party rights.

6.	There have been no disputes between the past and / or present Directors or employees of the Company.

7.
Neither the Company nor any Director, officer, agent, employee, or any other person acting for or on behalf of the foregoing (individually and collectively, a “Company Affiliate”), has violated the U.S. Foreign Corrupt Practices

Act or any other applicable anti-bribery or anti-corruption laws, nor has any Company Affiliate offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any Government Entity, as defined below, to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any person under circumstances where such Company Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

1.
(1) influencing any act or decision of such Government Official in his official capacity, (2) inducing such Government Official to do or omit to do any act in violation of his lawful duty, (3) securing any improper advantage, or (4) inducing such Government Official to influence or affect any act or decision of any Government Entity, or

2.	assisting the Company in obtaining or retaining business for or with, or directing business to the Company.
“Government Entity” as used in the previous paragraph means any government or any department, agency or instrumentality thereof, including any entity or enterprise owned or controlled by a government, or a public international organization.

11.	Taxes, Contributions

1.
The Company has accurately and in a timely manner filed with the appropriate governmental authorities, all tax returns and reports which are required to be filed by them, and has paid or made provision for the payment of all taxes and labour and social contributions which have been incurred or are due and payable pursuant to such returns and reports, or pursuant to any assessment or obligation with respect to taxes and labour and social contributions. All taxes and labour and social contributions or other assessments and levies which the Company is required by law to withhold or collect have been duly withheld and collected, and have been paid over to the concerned governmental / regulatory authorities or held by the Company, as the case may be, for payment. The Company has paid when due, and has withheld, deducted and accounted to the relevant Tax authorities for, all Tax, including provisional taxation, which it has become liable to pay, withhold, deduct or account for on or before the date hereof, and prior to the date hereof neither the Company, nor any Director of the Company has paid or become liable to pay any fine, penalty, surcharge or interest in relation to Tax.

2.
The provisions for taxes in the Financial Statements are sufficient for the payment of all accrued and unpaid applicable taxes of the Company, whether or not assessed or disputed as of the date of each such balance sheet. There have been no investigations of any tax returns or reports by any applicable governmental or regulatory agency. The Company has duly filed all tax returns or extensions thereof required to have been filed by it and paid all taxes shown to be due on such returns. The Company is not subject to any waivers of applicable statutes of limitations with respect to taxes for any year. Since the Balance Sheet Date, the Company has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business or in connection with this Agreement and the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period.

3.
No material deficiencies for Taxes have been claimed, proposed, or assessed or made known to the Company by any taxing or other Governmental Authority and there are no circumstances, whether pending or threatened in writing which may result in a claim against the Company for any Tax, which is not provided for in the Financial Statements. The Company has from any payments made by them, made all deductions and withholdings in respect, or on account of any Tax which it is obliged to make and have duly accounted in full to the appropriate authority for all amounts so deducted or withheld.

12.	Insurance

1.
All insurance policies effected by the Company are in force with such coverage as are generally maintained by responsible companies in the same industry and such policies are sufficient to cover liabilities considered normal in the course of the business of the Company. All premium payments required to be made with respect to each such policy have been made on a timely basis.

2.
There are no pending claims or disputes under these policies as of date. The Company has not received any notice or other information regarding cancellation of, or material increase in premium under the aforesaid policies. There have been no accidents and / or injuries caused to any employee of the Company and no claims have arisen in this regard, during the past 3 years and there are no subsisting claims as of date in this regard.

13.	Compliance with Laws; Licenses and Permits

1.
To the best of the Company's, Promoters', Other Shareholders' and Kubera's knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business, the Principal Business or the ownership of its properties, the violation of which could have a Material Adverse Effect on the business, Principal Business, properties, prospects or financial condition of the Company. All consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any governmental authority on the part of the Company and the Promoters in connection with the consummation of the transactions contemplated hereunder shall have been obtained prior to and be effective as of the signing of this Agreement.

2.
To the best of the Company's knowledge, the Company has all franchises, permits, approvals, consents, registrations, licenses and any similar authority necessary for the conduct of its business as now being conducted by it and has complied with all requirements under applicable Laws, the lack of which could have a Material Adverse Effect on the business, properties, prospects or financial condition of the Company including without limitation all licenses, approvals, consents, etc required under various environmental laws, pollution control laws, labour laws, health and safety laws and the Company has complied with all regulatory requirements thereof including without limitation made all requisite filings with the concerned authorities. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority. To the best of Company's knowledge the Company has all licenses, permissions, approvals, consents, registrations and permits and other governmental certificates, authorisations and approvals (collectively, “Licenses”) required to be obtained from the governmental or regulatory authority or body for the conduct and operation of their businesses and the use of their properties as presently operated or used and all such Licenses are currently subsisting. No misrepresentations or omissions (to the best of Company's knowledge) have been made in obtaining any such Licenses.

3.
To the best knowledge of the Company, it has been and is in compliance with all terms of its Licenses and Applicable Law and that there have been no violations and / or alleged violations in respect of such Licenses / applicable Laws. There is no action or claim pending, threatened in writing to revoke, suspend, modify, alter, amend or terminate any of the Licenses, or to declare any of them invalid in any respect and the Company and the Promoters further represent and warrant that there are no circumstances, which may result in any such action or claim. No material Licences are subject to termination, revocation or non-renewal on a change of control of the Company or on the acquisition by any other Person (or any non-resident Person) of a stake in the Company. No application is currently pending in respect of any License necessary for the operations and business of the Company.

4.
The Company has the power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement has been duly authorised and approved by its board of Directors and does not require any further authorisation or consent of its Shareholders or any third party and on execution and delivery by it will be a legal, valid and binding obligation of it, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any law or other restriction of any Governmental Authority, to which the Promoters and / or the Company are subject or any provision of their Memorandum of Association and Articles or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any third party the right to accelerate, terminate, modify or cancel, or require any notice (other than as required under any law or under this Agreement) any contract to which any of the Promoters or the Company is a party or by which any of them is bound or to which any part of the undertaking of the Company is subject, or (iii) result in the imposition of any Encumbrance upon the Company, their assets or undertakings or any part thereof.

5.	There is no injunction or other legal bar on allotment and / or transfer of the Subscription Shares to Superior.

6.
The Company is not in, nor shall the conduct of its business as currently or proposed to be conducted result in, any violation, breach or default of any term of its constitutional documents, certificate of incorporation, memorandum and articles of association, operating agreement, or bylaws of the Company (the “Constitutional Documents”), or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company is a party or by which it may be bound, (the “Company Contracts”) or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under the Company's Constitutional Documents or any Company contracts, or, to the best knowledge of the Company and the Promoters, a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or Encumbrance upon any asset of the Company.

7.
To the best knowledge of the Company, it has complied with all applicable regulatory requirements under various laws including without limitation pursuant to the Companies Act, 1956 and there has been no non-compliance by the Company of any statutorily mandated requirement/s.

14.	No Changes Since the Balance Sheet Dates
Except as disclosed in writing, since March 31, 2009 (“Balance Sheet Date”) , the Company has not (i) incurred any liability or obligation of any nature (whether accrued, absolute, contingent whether by way of guarantee, indemnity, warranty or otherwise), except in the ordinary course of business; (ii) permitted any of their assets to be subjected to any mortgage, pledge, lien, security interest, Encumbrance, restriction or charge of any kind, (iii) sold, transferred or otherwise disposed of any assets (including proprietary assets or other material intangible assets) except in the ordinary course of business, (iv) made any capital expenditure or commitment therefore, except in the ordinary course of business, (v) declared or paid any dividends or made any distribution on any Shares of its share capital, if any, or redeemed, purchased or otherwise acquired any Shares of its share capital or created any option, warrant or other right to purchase or acquire any such Shares, (vi) made any bonus or profit sharing distribution or payment of any kind, (vii) increased or prepaid its indebtedness for borrowed money, or made any loan to any Person, (viii) waived any valuable right or a material debt or written down the value of any work-in-progress, or written off as un-collectible any notes or accounts receivable, except write-downs and write-offs in the ordinary course of business, none of which individually or in the aggregate, is material to the Company, (ix) cancelled or waived any claims or rights of substantial value, (x) made any change in any method of accounting or auditing practice, (xi) otherwise conducted their business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of its business, (xii) amended or terminated any agreement which is material to the business of the Company, (xiii) renewed, extended or modified any lease of real property or any lease of personal property, (xiv) been subject to any resignation or termination of any member of the key employees or officers of the Company, (xv) entered into any transactions with any of its officers, Directors, employees, Promoters, Other Shareholders or their Affiliates, or (xvi) agreed, whether or not in writing, to do any of the foregoing, and (b) there has been no Material Adverse Effect in the business, prospects, operations or position, financial or otherwise, of the Company.

15.	Directors and Employees

1.
The current Directors of the Company are as stated hereunder. All the Directors of the Company (past and present) have been legally and validly appointed and all requisite filings in this regard with the relevant regulatory authorities have been made. None of the Directors of the Company has any service agreements with the Company. No emoluments/benefits are paid to the non-executive Directors other than nominal sitting fees. The Directors of the Company are not personally interested in any transactions entered into by the Company. The Company has not furnished any corporate guarantee/s or indemnification/s for or on behalf of the Promoters and / or any of their Affiliates and vice versa. There are no trusts, foundations, etc established by the Company in which the Directors of the Company have an interest. The Company has no sums owing to or receivable from any Directors or any of its Affiliates or from or to any Promoters, Affiliate of the Promoters, Other Shareholders, Affiliate of Other Shareholders, officer or employee of any of them as on the date of signing of this Agreement.

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2.
The Promoters, Other Shareholders and the Company have not, because of past practices or previous commitments with respect to the employees of the Company, established any rights on the part of any of such employees to additional compensation. To the extent that any plans or benefits exist, all payments due by the Company have been made when due and all accrued amounts have been properly recorded in the Financial Statements.

3.
The details provided by the Company, the Promoters and Other Shareholders to Superior and Kubera for the employees are full and complete and other than as stated therein, the Company has no other liability or obligation to make payment of any other amount to any of the employees. The Company shall discharge all liabilities existing as of the Closing Dates in relation to the Employees.

4.
To the best knowledge of the Company, it has materially complied with, on a continuing basis, all applicable labour laws including without limitation maintaining all requisite registers, making requisite contributions, making necessary filings with the concerned authorities.

5.
The Company has materially withheld, and paid to the relevant Governmental Authority, proper and accurate amounts from salaries and wages due to its employees for all periods prior to the date of this Agreement and shall withhold and pay such amounts till the Third Closing Date, in due compliance with the tax withholding provisions of the Income Tax Act, 1961.

6.
The Company does not have a trade union nor does it recognize anybody representing any employee(s) nor is any employee a member of an outside trade union. The Company also has not entered into any agreement or arrangement with employees or any trade union, nor does it have any arrangement with any such body for collective bargaining, profit sharing, etc.

7.
No employee or workman of the Company has been illegally terminated from employment of the Company and no proceedings are pending against the Company in respect of any of its employees. There have been no strikes in respect of any employee or workman of the Company and no strikes are currently subsisting. There have not been any labour related disputes in the Company and nor are there any labour disputes pending against the Company in any labour court or tribunal and that there are no claims, litigation, investigations or disputes pending in relation thereto.

16.	Termination of Other Agreements
There are no agreements contemplated herein between the Company or the Promoters, which will be in effect as of the Third Closing Date governing the share capital, of the Company or in respect of the management of the Company, granting any pre-emption rights, etc. In the event of any conflict between the terms of any previous agreements and the terms of this Agreement, the terms of this Agreement shall prevail with respect to the interest of Superior in respect of the Subscription Shares.

17.	Absence of Interests

1.	No power of attorneys have been granted by the Company to any Person.

2.
Except for transactions in the ordinary course of the business of the Company, neither the Promoters or Other Shareholders or any Director of the Company or any Affiliate of any such person has any agreement, understanding, proposed transaction with, or is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued salaries, reimbursable expenses or other standard employee benefits). None of the Promoters or Other Shareholders or Directors of the Company or their Affiliates have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that any of the foregoing persons may own shares in publicly traded companies that may compete with the Company to the extent of not more than one percent (1%) of the issued and outstanding securities of such publicly traded companies. The Promoters, Other Shareholders Directors of the Company and their Affiliates are not directly or indirectly interested in any material contract with the Company. Neither the Promoters, Other Shareholders Directors of the Company or any Affiliate of any such person has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to the Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which the Company is a party or by which it may be bound or affected. The Promoters, Other Shareholders, or any Affiliate of any such person is not acting, nor plans to act, as a Director or employee of, or consultant to, or otherwise is not, nor plans to be, actively involved in, any firm or corporation that competes with the Company.

3.
On the Closing Dates, no amounts, dues, loans, advances or deposits are owed to the Company or are owed from the Company to the Promoters, Other Shareholders and Kubera and / or any Affiliate or Relative of the Promoters, Other Shareholders and Kubera.

18.	Disclosure
The Company and the Promoters have fully provided Superior with all the material information that Superior and its nominees require, it being understood that the Representations and Warranties contained in this Agreement supersede any prior or contrary information.

Annexure 5
Shareholding Pattern of the Company
SHAREHOLDING PATTERN ON FULLY DILUTED BASIS

Sr. No.	Shareholder / Shareholders' Group	No. of shares	Share capital (INR.)%
1	#####################################	##,###,####	###,###,###	##.##
2	#####################################
(i)	#####################################	#,###,###	##,###,###	##.##
	#####################################	###,####	#,###,###	#.##
(ii)	#####################################	###,####	#,###,###	#.##
(iii)	#####################################	###,####	#,###,###	#.##
3	#####################################	###,####	#,###,###	#.##
4	#####################################	###,####	#,###,###	#.##
	Paid-up Share Capital	##,###,###	###,###,###	###.###